UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Chemical Financial Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 2, 2012

235 East Main Street

Midland, Michigan 48640

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 16, 2012

To Our Shareholders:

The 2012 annual meeting of shareholders of Chemical Financial Corporation will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 16, 2012, at 2:00 p.m. local time. At the meeting, we will consider and vote on:

1.	Election of 13 directors;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3.	Advisory approval of executive compensation; and

4.	Approval of the Chemical Financial Corporation Stock Incentive Plan of 2012.

We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting.

You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record as of the close of business on February 17, 2012. The enclosed proxy statement is first being sent to our shareholders on approximately March 2, 2012. A copy of our annual report for the year ended December 31, 2011 is enclosed with this notice.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 16, 2012. Our proxy statement and annual report for the year ended December 31, 2011, which accompany this notice, are available for viewing, printing and downloading on the internet at www.edocumentview.com/chfc or in the “Investor Information” section of our website, www.chemicalbankmi.com, by clicking the 2012 Proxy Statement and 2011 Annual Report links, respectively. In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission from this section of our website.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

David B. Ramaker

Chairman, Chief Executive Officer and President

March 2, 2012

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

CHEMICAL FINANCIAL CORPORATION

PROXY STATEMENT

dated March 2, 2012

For the Annual Meeting of Shareholders

to be held April 16, 2012

Introduction

Use of Terms

In this proxy statement, “we,” “us,” “our,” the “Company,” the “Corporation” and “Chemical Financial” refer to Chemical Financial Corporation, the “Bank” refers to Chemical Bank, and “you” and “your” refer to each shareholder of Chemical Financial Corporation.

Questions and Answers about the Proxy Materials and Our 2012 Annual Meeting

Q.	Why am I receiving these materials?

A.	Chemical Financial’s board of directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Chemical Financial Corporation 2012 annual meeting of shareholders. The meeting will take place on Monday, April 16, 2012, at 2:00 p.m. local time, at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q.	What proposals will be voted on at the annual meeting?

A.	The following proposals are scheduled to be voted on at the annual meeting:

•	Election of 13 directors (“Proposal 1”);

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012 (“Proposal 2”);

•	Advisory approval of our executive compensation (“Proposal 3”); and

•	Approval of the Chemical Financial Corporation Stock Incentive Plan of 2012 (“Proposal 4”).

In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Q.	What information is contained in these materials?

A.	The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, the compensation of our directors and named executive officers, and certain other required information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We began sending and delivering this proxy statement to our shareholders on approximately March 2, 2012.

Q.	How does the Company’s Board of Directors recommend that I vote?

A.	Your board of directors recommends that you vote FOR approval of Proposals 1, 2, 3 and 4.

Q.	Who may vote?

A.	You may vote at the annual meeting if you were a shareholder of record of Chemical Financial common stock at the close of business on February 17, 2012. Each shareholder is entitled to one vote per share of Chemical Financial common stock on each matter presented for a shareholder vote at the meeting. As of February 17, 2012, there were 27,468,919 shares of Chemical Financial common stock issued and outstanding.

Q.	How do I vote?

A.	If you properly sign and return the enclosed proxy, the shares represented by that proxy will be voted at the annual meeting and at any adjournment of the meeting.

If you specify a choice on the proxy, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for approval of Proposals 1, 2, 3 and 4. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy.

If you are a shareholder of record, Chemical Financial also offers you the convenience of voting by telephone or through the Internet, 24 hours a day, seven days a week.

Internet Voting.    You may vote via the Internet by visiting www.envisionreports.com/chfc. Follow the steps outlined on the secured website.

Telephone Voting.    To vote by telephone, dial the toll-free number on the instructions included on your proxy and listen for further directions.

Q.	How do I vote my Dividend Reinvestment Program (Chemical Invest Direct) shares?

A.	If you are enrolled in Chemical Financial’s Dividend Reinvestment Program (Chemical Invest Direct), the enclosed proxy covers: (1) all shares of Chemical Financial’s common stock owned directly by you at the record date, and (2) all shares of Chemical Financial’s common stock held by you in Chemical Invest Direct at that time. Computershare Investor Services, LLC, as agent under the program, will vote any common stock held by it under the program in accordance with your written direction as indicated on the proxy. All such shares will be voted the way you direct. If no specific instruction is given on a returned proxy, Computershare Investor Services, LLC will vote as recommended by the board of directors.

Q.	How do I vote if I hold my shares in “street name”?

A.	If you hold your shares in “street name,” which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your “broker”), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or the Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Does my broker have discretionary authority to vote my shares?

A.	If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain “routine” matters. We expect that Proposal 2 will be considered a routine matter and your broker will have discretionary authority to vote your shares on the proposal. Proposals 1, 3 and 4 are not considered routine matters and your broker will not have discretionary authority to vote your shares on these matters. It is important that you promptly provide your broker with voting instructions if you want your shares voted on Proposals 1, 3 and 4.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing either of the following two things:

•	by delivering written notice of revocation to Chemical Financial’s Secretary, William C. Collins, at 333 East Main Street, Midland, Michigan 48640; or

•	by attending the meeting and voting in person.

Q.	What are broker non-votes?

A.

Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

Q.	What is the quorum requirement for the annual meeting?

A.	To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Chemical Financial common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	What vote is necessary to approve the proposals?

A.	Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Proposals 2, 3 and 4.    Proposals 2, 3 and 4 will be approved if a majority of the shares that are voted on each proposal at the meeting are voted in favor of each proposal. Abstentions, broker non-votes and other shares that are not voted on Proposals 2, 3 and 4 in person or by proxy will not be included in the vote count.

Required Vote for Other Matters.    We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

Q.	May the annual meeting be adjourned?

A.	Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.	We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the date of the annual meeting.

Overview of Proposals

This proxy statement contains four proposals requiring shareholder action. Proposal 1 requests the election of 13 directors to the board of directors. Proposal 2 requests the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012. Proposal 3 requests advisory approval of our executive compensation. Proposal 4 requests approval of the Chemical Financial Corporation Stock Incentive Plan of 2012.

Proposal 1

Election of Directors

Following a review and recommendation from the Corporate Governance and Nominating Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the 2013 annual meeting of shareholders:

Gary E. Anderson

J. Daniel Bernson

Nancy Bowman

James R. Fitterling

Thomas T. Huff

Michael T. Laethem

James B. Meyer

Terence F. Moore

Aloysius J. Oliver

David B. Ramaker

Grace O. Shearer

Larry D. Stauffer

Franklin C. Wheatlake

Each proposed nominee currently serves as a director of Chemical Financial for a term that will expire at this year’s annual meeting. Mr. William S. Stavropoulos is currently a director of Chemical Financial. He will retire from the board of directors at the annual meeting on April 16, 2012 in accordance with Chemical Financial’s mandatory age retirement policy. Mr. James A. Currie is currently a director of Chemical Financial. He has elected not to stand for re-election to the board of directors at the annual meeting on April 16, 2012. The persons named in the enclosed proxy intend to vote for the election of the 13 nominees listed above. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.

Biographical information concerning the nominees for director of Chemical Financial appears below under the heading “The Board of Directors.” All current directors and nominees for director, except David B. Ramaker, qualified as independent directors as defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors and Chemical Bank.

Your Board of Directors recommends that you vote

FOR the election of all nominees as directors.

Proposal 2

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Corporation and its subsidiary and the effectiveness of internal control over financial reporting for the year ending December 31, 2012, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the board of directors propose and recommend that shareholders ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2012.

More information concerning the relationship of the Company with its independent registered public accounting firm appears below under the headings “Audit Committee Report” and “Independent Registered Public Accounting Firm” and the subheading “Board Committees — Audit Committee.”

If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change of the independent registered public accounting firm for the next year.

Your Board of Directors and Audit Committee

recommend that you vote FOR Proposal 2.

Proposal 3

Advisory Approval of Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires, among other things, that the Corporation permit a non-binding, advisory vote on the compensation of its named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

This proposal (sometimes referred to as a “Say-on-Pay” proposal) gives you, as a shareholder, the opportunity to endorse or not endorse the compensation of our named executive officers through the following resolution:

“Resolved, that the shareholders approve the Corporation’s compensation of executives as disclosed in the Proxy Statement, including the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure.”

The Corporation believes that our executive compensation programs appropriately align named executive officers’ incentives with shareholder interests and are designed to attract and retain high quality executive talent. We believe that our executive compensation policies are and have been competitive within the industry and in comparison with the compensation policies of competitors in the markets that we serve. We also believe that both the Corporation and shareholders benefit from responsive corporate governance policies and dialogue.

The vote is advisory and not binding upon the Corporation and its board of directors, and may not be construed as overruling a decision by the board of directors or creating an additional fiduciary duty of the board of directors. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Your Board of Directors and Compensation and Pension Committee

recommend that you vote FOR Proposal 3.

Proposal 4

Approval of the Chemical Financial Corporation Stock Incentive Plan of 2012

The Chemical Financial Corporation Stock Incentive Plan of 2006 (the “2006 Plan”) was approved by the shareholders at the 2006 annual meeting of shareholders. Under the 2006 Plan, 393,914 shares remained available for issuance as of December 31, 2011. Because there are a limited number of shares available for issuance under the 2006 Plan, the board of directors believes that it is advisable to make additional shares available for stock options and other incentive awards. Rather than reload the 2006 Plan, the board of directors believes it is in the best interest of the Corporation and its shareholders to establish the Chemical Financial Corporation Stock Incentive Plan of 2012 (the

“Incentive Plan”) to replace the 2006 Plan. The language and provisions of the Incentive Plan are the same as the 2006 Plan, with the exception of the available performance measures as described in Section 10 of the Incentive Plan.

The board of directors believes that the long-term interests of Chemical Financial would be advanced by aligning the interests of its corporate and subsidiary officers and key employees with the interests of its shareholders. Therefore, to attract, retain and motivate officers and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of the Corporation and its subsidiaries, on February 20, 2012, the board of directors adopted and approved, subject to shareholder approval, the Incentive Plan. If the Incentive Plan is approved by the shareholders, no additional awards will be made under the 2006 Plan. The Incentive Plan is intended to supplement and continue the equity-based compensation policies and practices that we have used for many years.

We intend to use the Incentive Plan to grant equity-based incentives to eligible participants. These forms of long-term incentive compensation include stock options, stock appreciation rights, restricted stock units, restricted stock, stock awards and other awards based on or related to shares of Chemical Financial common stock (collectively referred to as “incentive awards”). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Incentive Plan is intended to provide the Corporation with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the Incentive Plan and in turn promote the interests of our shareholders.

If shareholders approve the Incentive Plan, then incentive awards could be granted to eligible participants. No incentive awards would be granted under the Incentive Plan on a date that is more than ten years after the Incentive Plan’s effective date. The effective date of the Incentive Plan will be February 20, 2012, if the shareholders approve the Incentive Plan. Incentive awards would be granted under the Incentive Plan to participants for no cash consideration or for such minimum consideration as determined by the Compensation and Pension Committee. The Incentive Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA). If the Incentive Plan is not approved by the shareholders, then no incentive awards will be effective under the Incentive Plan for any employee.

The following is a summary of the material features of the Incentive Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Incentive Plan. The summary is qualified in its entirety by reference to the terms of the Incentive Plan, a copy of which is attached as Appendix A to this proxy statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and the Corporation. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state in which a participant may reside, and is subject to change. Participants in the Incentive Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving incentive awards under the Incentive Plan.

Authorized Shares

Subject to certain anti-dilution and other adjustments, 1,000,000 shares of Chemical Financial common stock, $1.00 par value per share, would be available for incentive awards under the Incentive Plan, provided that not more than 500,000 shares may be issued under awards other than stock options. Shares of common stock authorized under the Incentive Plan could be either authorized but unissued shares, shares issued and repurchased by the Corporation (including shares purchased on the open market) or shares issued and otherwise reacquired by the Corporation. Shares subject to incentive awards that are canceled, surrendered, modified, exchanged for substitute incentive awards, or that expire or terminate prior to exercise or vesting in full, and shares that are surrendered to the Corporation in connection with the exercise or vesting of incentive awards, whether previously owned or otherwise subject to such incentive awards, would remain available under the Incentive Plan. The Incentive Plan would not allow any participant to receive, in any calendar year, incentive awards issued under the Incentive Plan with respect to more than 25% of the total number of shares available under the Incentive Plan. Upon the occurrence of certain corporate events (e.g., merger, stock dividend), the Compensation and Pension Committee could adjust the outstanding incentive awards and the number of shares available for incentive awards appropriately. Unless the Incentive Plan is terminated earlier by the board of directors, incentive awards could be granted at any time before or on February 19, 2022, when the Incentive Plan will terminate according to its terms. On February 17, 2012, the closing price of Chemical Financial common stock on The NASDAQ Stock Market was $23.85 per share.

Eligible Participants

Officers and key employees of the Corporation and its subsidiaries could receive incentive awards under the Incentive Plan. We anticipate that the persons who will be eligible to receive incentive awards under the Incentive Plan will be primarily officers (currently 117 persons) and certain key employees (no determination has been made as to which employees are considered “key” employees); 59 officers of the Corporation and its subsidiaries received awards under the Corporation’s existing plans during 2011. Additional individuals may become officers or key employees in the future and could participate in the Incentive Plan. Officers and key employees of the Corporation and its subsidiaries may be considered to have an interest in the Incentive Plan because they may in the future receive incentive awards under it.

New Plan Benefits

No incentive awards have been granted or received under the Incentive Plan through the date of this proxy statement. Because benefits under the Incentive Plan will depend on the Compensation and Pension Committee’s actions and the fair market value of Chemical Financial common stock at various future dates, the benefits payable under the Incentive Plan and the benefits that would have been payable had the Incentive Plan been in effect during the most recent fiscal year are not determinable.

Administration of the Incentive Plan

The Incentive Plan would be administered by the Compensation and Pension Committee. The committee would be authorized and empowered to do all things that it determined to be necessary or appropriate in connection with the administration of the Incentive Plan. The committee would determine, subject to the terms of the Incentive Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person (subject to the limits specified in the Incentive Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Incentive Plan. The committee could amend the terms of incentive awards granted under the Incentive Plan from time to time in any manner, subject to the limitations specified in the Incentive Plan.

Stock Options

The Incentive Plan would permit Chemical Financial to grant to participants options to purchase shares of Chemical Financial common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the Incentive Plan, each stock option would count as the number of shares of common stock subject to the stock option. Stock options that could be granted under the Incentive Plan may only be nonqualified stock options and may not qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code. The Compensation and Pension Committee could award options for any amount of consideration or no consideration, as the committee determines.

The Compensation and Pension Committee would establish the terms of individual stock option grants in stock option agreements, certificates of award or both. These documents would contain terms, conditions and restrictions that the committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares. The Compensation and Pension Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant.

The exercise price of a stock option would be determined by the Compensation and Pension Committee, but must be at least 100% of the market value of Chemical Financial common stock on the date of grant. No stock option could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such stock options to the same participants.

When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Compensation and Pension Committee, shares of Chemical Financial common stock, or other consideration substantially equal to cash. The committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. The board of directors could restrict or suspend the power of the committee to permit such loans, however, and could require that adequate security be provided. In addition, the Compensation and Pension Committee may implement a program for broker-assisted cashless exercises of stock options.

Although the term of each stock option would be determined by the Compensation and Pension Committee, no stock option would be exercisable under the Incentive Plan after ten years and one day after the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled (as defined in the Incentive Plan), is terminated without cause, or voluntarily leaves his or her employment. If an option holder is terminated for cause, the option holder would forfeit all rights to exercise any outstanding stock options. Subject to the other terms of the Incentive Plan, if an option holder retires (as specified in the Incentive Plan) as an employee, he or she could exercise options for the remainder of their terms, unless the terms of the option agreement or award provide otherwise.

Without Compensation and Pension Committee approval, stock options granted under the Incentive Plan generally could not be transferred, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement. The committee could impose other restrictions on shares of common stock acquired through a stock option exercise.

Federal Tax Consequences of Stock Options

The Incentive Plan only provides for awards of nonqualified stock options — those options that do not meet the Internal Revenue Code’s definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and Chemical Financial would not receive a deduction for federal income tax purposes when a nonqualified stock option is granted. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). Chemical Financial would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder’s tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Stock Appreciation Rights

The Incentive Plan would also permit the Compensation and Pension Committee to grant stock appreciation rights. A stock appreciation right permits the holder to receive the difference between the market value of a share of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a “base” price set by the Compensation and Pension Committee. Under the Incentive Plan, the per-share base price for exercise or settlement of stock appreciation rights must be equal to or greater than the market value of such shares on the date the stock appreciation rights are granted. Stock appreciation rights would be exercisable on dates determined by the Compensation and Pension Committee at the time of grant. The committee could award stock appreciation rights for any amount of consideration or no consideration, as the committee determines.

No stock appreciation rights could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the base price of such stock appreciation rights to the same participants.

Stock appreciation rights would be subject to terms and conditions determined by the Compensation and Pension Committee. A stock appreciation right could relate to a particular stock option and could be granted simultaneously with or subsequent to the stock option to which it relates. Except to the extent otherwise provided in the Incentive

Plan or the grant, (i) stock appreciation rights not related to a stock option would be subject to the same terms and conditions applicable to stock options under the Incentive Plan, and (ii) all stock appreciation rights related to stock options granted under the Incentive Plan would be granted subject to the same restrictions and conditions and would have the same vesting, exercisability, forfeiture and termination provisions as the stock options to which they relate and could be subject to additional restrictions and conditions. When stock appreciation rights related to stock options are exercised, such stock options are automatically cancelled with respect to an equal number of underlying shares. Unless the Compensation and Pension Committee determines otherwise, stock appreciation rights could be settled only in shares of common stock or cash. For purposes of determining the number of shares available under the Incentive Plan, each stock appreciation right would count as one share of common stock, without regard to the number of shares, if any, that are issued upon the exercise of the stock appreciation right or upon such settlement.

Federal Tax Consequences of Stock Appreciation Rights

The treatment of stock appreciation rights that are payable solely in the form of Chemical Financial common stock under federal income tax laws is similar to the treatment of nonqualified stock options as described above. Under current federal income tax laws, a participant would not recognize any income and Chemical Financial would not receive a deduction at the time such a stock appreciation right is granted. If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise in an amount equal to the difference between the base or settlement price and the market value of the stock subject to the stock appreciation right (on the date of exercise). Chemical Financial would receive a corresponding deduction for federal income tax purposes. If a stock appreciation right is paid in shares, the participant’s tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Restricted Stock and Restricted Stock Units

The Incentive Plan would also permit the Compensation and Pension Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the committee that are consistent with the Incentive Plan. Shares of restricted stock are shares of common stock, the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Compensation and Pension Committee deems appropriate (including continued employment and/or achievement of performance goals established by the committee). Restricted stock units are incentive awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Compensation and Pension Committee deems appropriate (including continued employment and/or achievement of performance goals established by the committee). For purposes of determining the number of shares available under the Incentive Plan, each restricted stock unit would count as the number of shares of common stock subject to the restricted stock unit. Unless determined otherwise by the Compensation and Pension Committee, each restricted stock unit would be equal to one share of Chemical Financial common stock and would entitle a participant to either shares of common stock or an amount of cash determined with reference to the value of shares of common stock. The Compensation and Pension Committee could award restricted stock or restricted stock units for any amount of consideration or no consideration, as the committee determines.

As with stock option grants, the Compensation and Pension Committee would establish the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant would “vest” (i.e., the restrictions on them would lapse) in the manner and at the times that the Compensation and Pension Committee determines. The Compensation and Pension Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant.

Unless the Compensation and Pension Committee otherwise consents or permits or unless the terms of a restricted stock agreement or award provide otherwise, if a participant’s employment is terminated during the restricted period (i.e., the period of time during which restricted stock or a restricted stock unit is subject to restrictions) for any reason other than death, disability or retirement, each restricted stock and restricted stock unit award of the participant still subject in full or in part to restrictions at the date of such termination would automatically be forfeited and returned to Chemical Financial. If the participant’s employment is terminated during the restricted period because of death, disability or retirement, then the restrictions on the participant’s shares of restricted stock and restricted stock units would terminate automatically with respect to that respective number of such shares or restricted stock units (rounded to the nearest whole number) equal to the respective total number of such shares or restricted stock units granted to such participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective restricted period (provided that any performance-based vesting requirements must be satisfied before the shares may be issued). All of the remaining shares of restricted stock and restricted stock units would be forfeited and returned to Chemical Financial; however, the Compensation and Pension Committee could, either before or after a participant dies, becomes disabled or retires, waive the restrictions remaining on any or all of his or her remaining shares of restricted stock and restricted stock units.

Without Compensation and Pension Committee authorization, until restricted stock or restricted stock units vest, the recipient of the restricted stock or restricted stock units would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock or restricted stock units other than by will or the laws of descent and distribution. All rights with respect to restricted stock and restricted stock units would only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative. The Compensation and Pension Committee could impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability, holders of restricted stock would enjoy all other rights of a shareholder with respect to the restricted stock, including dividend, liquidation and voting rights. Unless the Compensation and Pension Committee determines otherwise, holders of restricted stock units are not entitled to dividend, liquidation or voting rights with respect to shares of common stock subject to unvested restricted stock units. Unless the Compensation and Pension Committee determines otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units would be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

Federal Tax Consequences of Restricted Stock and Restricted Stock Units

Generally, under current federal income tax laws, a participant would not recognize income upon the award of restricted stock or restricted stock units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, Chemical Financial would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and Chemical Financial would not receive a corresponding deduction for federal income tax purposes. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock would be reported as compensation income to the participant and Chemical Financial would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant would recognize capital gain or loss in the amount of the difference between the sale price and the participant’s basis in the stock.

Stock Awards

The Incentive Plan would also permit the Compensation and Pension Committee to make stock awards. The committee could make stock awards for any amount of consideration, or no consideration, as the committee determines. A stock award of Chemical Financial common stock would be subject to terms and conditions set by the Compensation and Pension Committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of Chemical Financial common stock. However, the committee could impose restrictions on the assignment or transfer of common stock awarded under the Incentive Plan.

Federal Tax Consequences of Stock Awards

The recipient of a stock award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient’s tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). Chemical Financial would be entitled to a corresponding deduction for federal income tax purposes equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize capital gain or loss equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a “substantial risk of forfeiture.”

Other Stock-Based Awards

Finally, the Incentive Plan would also permit the Compensation and Pension Committee to grant a participant one or more types of awards based on, or related to, shares of Chemical Financial common stock, other than the types described above. Any such awards would be subject to terms and conditions as the Compensation and Pension Committee deems appropriate, as set forth in the respective award agreements and as permitted under the Incentive Plan.

Effects of a Change in Control of Chemical Financial

Upon the occurrence of a “change in control” of Chemical Financial (as defined in the Incentive Plan), all outstanding stock options and stock appreciation rights would vest and become exercisable in full immediately prior to the effective time of the change in control and would remain exercisable in accordance with their terms regardless of whether a participant terminates employment. All other outstanding incentive awards under the Incentive Plan would immediately become fully vested, exercisable and nonforfeitable. In addition, the Compensation and Pension Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options and/or stock appreciation rights would receive, in lieu of some or all of such awards, cash in an amount equal to the greater of the excess of (i) the highest sale price of the shares on The NASDAQ Stock Market (or on whatever quotation system or stock exchange on which Chemical Financial common stock is listed at the time) on the day before the effective date of the change in control, or (ii) the highest price per share actually paid in connection with the change in control, over the exercise price of the stock options and/or the base price per share of the stock appreciation rights.

Tax Withholding

If incentive awards are made under the Incentive Plan, Chemical Financial could withhold from any cash otherwise payable to a participant or require a participant to remit to Chemical Financial amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Compensation and Pension Committee determines otherwise, tax withholding obligations could also be satisfied by withholding Chemical Financial common stock to be received upon exercise or vesting of an incentive award or by delivering to Chemical Financial previously owned shares of common stock. Chemical Financial may reasonably delay the issuance or delivery of shares of Chemical Financial common stock pursuant to an incentive award as it determines appropriate to address tax withholding and other administrative matters.

Termination and Amendment of the Incentive Plan or Awards

The board of directors could terminate the Incentive Plan at any time and could from time to time amend the Incentive Plan, as it considers proper and in the best interests of Chemical Financial, provided that no such amendment could be made (except adjustments expressly permitted by the Incentive Plan) without the approval of shareholders of Chemical Financial if it would (i) reduce the exercise price of a stock option or the base price of a stock appreciation right below the market value of the underlying stock on the date of the grant, (ii) reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, (iii) increase the individual annual maximum award limit, or (iv) otherwise amend the Incentive Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or rules. In addition, no amendment to the Incentive Plan or to a previously granted incentive award could impair the rights of a holder of any outstanding incentive award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse tax or financial accounting consequences under any tax or accounting standard, law or regulation.

Subject to certain limitations, the Compensation and Pension Committee could amend or modify the terms of any outstanding incentive award in any manner not prohibited by the Incentive Plan. However, incentive awards issued under the Incentive Plan could not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect would be to reduce the exercise price or base price of such incentive awards to the same participants. Chemical Financial could also suspend a participant’s rights under the Incentive Plan for a period of up to sixty days while a participant’s termination for cause is considered.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The Incentive Plan is intended to provide for the ability to grant incentive awards that qualify as performance-based compensation under Section 162(m), to permit compensation associated with such awards under the Incentive Plan to be tax deductible to Chemical Financial while allowing, as nearly as practicable, the continuation of Chemical Financial’s pre-existing practices with respect to the award of equity compensation. The Incentive Plan will be interpreted, administered and amended if necessary to achieve that intended purpose.

Stock options and stock appreciation rights awarded under the Incentive Plan would automatically qualify as performance-based compensation.

For a stock award, restricted stock, restricted stock unit or other stock-based or stock-related award to qualify as performance-based compensation, the vesting or payment of such incentive award must be contingent upon the achievement of one or more performance goals established by the Compensation and Pension Committee and must otherwise satisfy the requirements of Section 162(m). The performance goals for incentive awards must meet certain other criteria as well to qualify as performance-based compensation, including (i) the performance goals must be established in writing by the Compensation and Pension Committee during the first 90 days of the applicable performance period and before 25% of the performance period has elapsed, (ii) the satisfaction of the performance goals must be substantially uncertain when established by the committee for the performance period, and (iii) the performance goals must be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals is satisfied and from that determination could calculate the performance-based compensation to be paid.

Under the Incentive Plan, the performance goals that may be established by the Compensation and Pension Committee, with respect to performance-based compensation, would be limited to any one or more of the following measurements of performance, either individually or in any combination, applied to either Chemical Financial as a whole or to a Chemical Financial subsidiary, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net income; net income per share; return on equity; cash earnings; cash earnings per share, reflecting dilution of the common stock as the committee deems appropriate and, if the committee so determines, net of or including dividends; cash earnings return on equity; operating income; operating income per share; operating income return on equity; return on assets; cash flow; cash flow return on capital; return on capital; productivity ratios; share price (including, without limitation, growth measures or total shareholder return); expense or cost levels; margins; operating efficiency; efficiency ratio; customer satisfaction, satisfaction based on specified objective goals or a Corporation-sponsored customer survey; economic value added measurements; market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas; reduction of losses, loss ratios, expense ratios or fixed costs; employee turnover; specified objective social goals; and noninterest income.

An incentive award intended to qualify as performance-based compensation could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; acquisitions, mergers, divestitures or accounting changes; amortization of goodwill or other intangible assets; discontinued operations; and other special charges or extraordinary items.

No participant in the Incentive Plan may be granted, in any calendar year, awards representing more than 25% of the total number of shares of Chemical Financial common stock available for awards under the Incentive Plan. Performance-based compensation would be paid only after written certification by the Compensation and Pension Committee that the applicable performance goals have been satisfied.

Registration of Shares

Chemical Financial intends to register shares covered by the Incentive Plan under the Securities Act of 1933 before any stock options or stock appreciation rights could be exercised and before any shares of restricted stock, restricted stock units, stock awards or other stock-based or stock-related awards are granted.

Your Board of Directors and Compensation and Pension Committee

recommend that you vote FOR Proposal 4.

Board of Directors

General

The board of directors presently consists of 15 individuals. Mr. Stavropoulos will retire from the board of directors at the annual meeting on April 16, 2012 in accordance with the Corporation’s mandatory age retirement policy. Mr. Currie has elected not to stand for re-election to the board of directors at the annual meeting on April 16, 2012. The board of directors has determined that it will consist of 13 individuals effective as of the close of the annual meeting on April 16, 2012. The term of office for each of the directors expires at the annual meeting each year.

Chemical Financial’s Nominees for Election as Directors

Except as otherwise indicated, each director and nominee has had the same principal occupation and employment during the past five years. The age of each director and nominee is as of December 31, 2011.

Gary E. Anderson, age 66, has served as a director of Chemical Financial since January 2005 and is a member of the Audit and Risk Management Committees and Chairman of both the Compensation and Pension and the Corporate Governance and Nominating Committees. Mr. Anderson has been a director of Chemical Bank since January 2001. Mr. Anderson was Lead Independent Director of the Corporation from April 2006 to April 2011. Mr. Anderson is retired Chairman of the Board of Dow Corning Corporation (Dow Corning). Mr. Anderson joined Dow Corning, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President and Chief Executive Officer, retiring as Chairman on December 31, 2005. Mr. Anderson has served as a director of Eastman Chemical Company since August 2007 and as its Lead Independent Director since April 2011. In nominating Mr. Anderson, the Corporate Governance and Nominating Committee considered as important factors Mr. Anderson’s extensive experience in leading a large, regionally diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his familiarity with financial statements of large business organizations, and his experience in the areas of corporate finance, corporate governance and executive compensation.

J. Daniel Bernson, age 70, has served as a director of Chemical Financial since January 2001 and is a member of the Audit and the Corporate Governance and Nominating Committees. Mr. Bernson served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from July 1999 through December 31, 2005. Mr. Bernson became a director of Chemical Bank on January 1, 2006. Mr. Bernson is Vice Chairman of The Hanson Group, St. Joseph, Michigan, a holding company with diversified business interests in southwest Michigan, including Hanson Mold, Hanson Logistics, Eagle Technologies Group, Hanson Xpress and Hanson Transportation Management Services. Mr. Bernson was President of The Hanson Group from 1988 until December 2006 and Chief Executive Officer from April 2004 until December 2006. Mr. Bernson became Vice Chairman of The Hanson Group upon his retirement as President and Chief Executive Officer in December 2006. In nominating Mr. Bernson, the Corporate Governance and Nominating Committee considered as important factors Mr. Bernson’s extensive experience in leading a diversified business organization, his familiarity with an important market area in which Chemical Financial competes, his historical experience with Shoreline Financial Corporation, whose operations now comprise a significant portion of Chemical Financial’s operations, and his experience in the corporate finance and financial needs of an organization that is typical of many of Chemical Financial’s customers.

Nancy Bowman, age 60, has served as a director of Chemical Financial since January 2003 and is a member of the Audit and the Corporate Governance and Nominating Committees. Ms. Bowman served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 1982 through December 31, 2005. Ms. Bowman became a director of Chemical Bank on January 1, 2006 and also a community advisory director. Ms. Bowman is a certified public accountant and co-owner of Bowman & Rogers, PC, an accounting and tax services company located in Lake City, Michigan. In nominating Ms. Bowman, the Corporate Governance and Nominating Committee considered as important factors Ms. Bowman’s education as a certified public accountant, her expertise in the preparation and examination of financial statements, her familiarity with an important market area in which

Chemical Financial competes, and her experience in owning and managing the financial needs of a smaller business that is typical of many of Chemical Financial’s customers.

James R. Fitterling, age 50, has served as a director of Chemical Financial and Chemical Bank since July 2010 and is a member of the Compensation and Pension, the Corporate Governance and Nominating and the Risk Management Committees. Mr. Fitterling is Executive Vice President of The Dow Chemical Company (Dow) and President, Feedstocks & Energy and Corporate Development, within Dow. Dow is a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Fitterling joined Dow in 1984. After serving in a variety of sales, marketing and supply chain positions in Liquid Separations, he was named Commercial Director for Liquid Separations, Dow Pacific in 1994. In 1998, he was appointed Global Business Director for Liquid Separations and President and CEO of FilmTec Corporation, a wholly-owned subsidiary of Dow. In 2000, he was named General Manager for Dow Thailand and Managing Director for SCC-Dow Group of joint venture companies. In 2002, he became CEO of the OPTIMAL Group, affiliates of Petroliam Nasional Berhad (PETRONAS), Malaysia’s state-owned oil corporation and Dow. He added responsibility for the Southeast Asia and Australia region in 2004. Mr. Fitterling was named Business Vice President for Polyethylene in 2005, President, Basic Plastics in 2007, Vice President of Corporate Development in 2009, Senior Vice President of Corporate Development in April 2010, Executive Vice President of Dow and President, Plastics and Hydrocarbons in August 2010, Executive Vice President of Dow and President, Corporate Development and Hydrocarbons in March 2011, and was appointed to his current position in August 2011. Mr. Fitterling is a member of the Executive Leadership Committee, the Business Operations Team, the Strategy and Portfolio Team, and the Innovation and Growth Team of Dow. He also serves as Chairman of the board of directors of Univation Technologies LLC. In nominating Mr. Fitterling, the Corporate Governance and Nominating Committee considered as important factors Mr. Fitterling’s experience as a leader in a large, geographically diverse publicly-held corporation, his experience and familiarity with financial statements of large business organizations, and his familiarity with an important market area in which Chemical Financial competes.

Thomas T. Huff, age 69, has served as a director of Chemical Financial since January 2004 and is a member of the Compensation and Pension and the Risk Management Committees. Mr. Huff served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from 1986 through December 31, 2005. Mr. Huff became a director of Chemical Bank on January 1, 2006 and is also a community advisory director. From 1987 to 2002, Mr. Huff was a senior partner with the Varnum, Riddering, Schmidt and Howlett law firm. Mr. Huff is owner of Peregrine Realty LLC (a real estate development company) and Peregrine Restaurant Group LLC (owner of London Grill restaurants), and continues to practice law in Kalamazoo, Michigan. In nominating Mr. Huff, the Corporate Governance and Nominating Committee considered as important factors Mr. Huff’s education and experience as a practicing attorney, his experience in real estate development, his familiarity with an important market area in which Chemical Financial competes, his historical experience with Shoreline Financial Corporation, whose operations now comprise a significant portion of Chemical Financial’s operations, and his experience in the business and financial needs of a professional practice similar to many of Chemical Financial’s customers.

Michael T. Laethem, age 53, has served as a director of Chemical Financial since January 2006 and is a member of the Corporate Governance and Nominating Committee. Mr. Laethem has served as a director of Chemical Bank since January 2001 and is also a community advisory director. Mr. Laethem served as a director of Chemical Bank Thumb Area (merged into Chemical Bank on December 31, 2000) from 1993 through December 31, 2000. Mr. Laethem is a certified public accountant and is also President of Farm Depot, Ltd, a company that purchases, sells and leases farm equipment, in Caro, Michigan. In nominating Mr. Laethem, the Corporate Governance and Nominating Committee considered as important factors Mr. Laethem’s education as a certified public accountant, his expertise in the examination of financial statements, his familiarity with an important market area in which Chemical Financial competes, his experience in agribusiness, and his experience in operating a small business and satisfying the financial needs of a business that is typical of many of Chemical Financial’s customers.

James B. Meyer, age 65, has served as a director of Chemical Financial and Chemical Bank since May 2010 and is a member of the Audit and the Corporate Governance and Nominating Committees. Mr. Meyer served as a director of O.A.K. Financial Corporation (merged into Chemical Financial on April 30, 2010) from 2004 through April 30, 2010. Mr. Meyer retired from Spartan Stores, Inc, a food services wholesaler and retailer, in 2003, after 30 years with the company. He was elected President and Chief Operating Officer of Spartan Stores in 1997 and a year later was named Chief Executive Officer. He was elected Chairman of the Board and Chief Executive Officer of Spartan Stores, Inc. in 2000. Mr. Meyer is a certified public accountant. In nominating Mr. Meyer, the Corporate Governance and Nominating Committee considered as important factors Mr. Meyer’s experience in leading a large publicly-held corporation, his education in corporate finance and accounting and as a certified public accountant, his extensive experience in leading the finances and financial statement disclosure of a large publicly-held corporation, his experience and familiarity with financial statements and audit committees of publicly-held corporations, and his familiarity with an important market area in which Chemical Financial has expanded and competes.

Terence F. Moore, age 68, has served as a director of Chemical Financial since January 1998 and is Chairman of the Audit Committee and a member of the Compensation and Pension and the Risk Management Committees. Mr. Moore has served as a director of Chemical Bank since February 1991. Mr. Moore was appointed as Lead Independent Director of the Corporation in April 2011. Mr. Moore became President and Chief Executive Officer of Great Lakes Bay Regional Alliance, an organization formed to promote local economic development in Michigan’s Great Lakes Bay Region, in March 2011. Mr. Moore is also President Emeritus of MidMichigan Health, Midland, Michigan, a health care organization operating in central and northern Michigan. Mr. Moore served as President and Chief Executive Officer of MidMichigan Health from 1982 until his retirement in June 2008. From 1977 to 1984, Mr. Moore was President and Chief Executive Officer of MidMichigan Medical Center in Midland, which is MidMichigan Health’s largest subsidiary. In nominating Mr. Moore, the Corporate Governance and Nominating Committee considered as important factors Mr. Moore’s experience in leading a large, geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the health care and life sciences industries, and his familiarity with financial statements of large business organizations.

Aloysius J. Oliver, age 71, has served as a director of Chemical Financial since January 1997 and served as Chairman of its board of directors from January 2002 until May 1, 2004. Mr. Oliver is a member of the Compensation and Pension and the Risk Management Committees. Mr. Oliver previously served as President and Chief Executive Officer of Chemical Financial from January 1997 until his retirement on December 31, 2001. Before being appointed President and Chief Executive Officer of Chemical Financial, Mr. Oliver served as Executive Vice President and Secretary from January 1985 to December 1996. Mr. Oliver joined Chemical Bank in 1957 and served in various management capacities. Mr. Oliver became Vice President and Cashier of Chemical Bank in 1975, Secretary to the board of directors in 1979 and Senior Vice President in 1981. Mr. Oliver became a director of Chemical Bank in August 1996. In nominating Mr. Oliver, the Corporate Governance and Nominating Committee considered as important factors Mr. Oliver’s leadership of, extensive service to and familiarity with Chemical Financial, his extensive experience in the banking industry, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, and his familiarity with the various market areas in which Chemical Financial competes.

David B. Ramaker, age 56, is Chairman, Chief Executive Officer and President of Chemical Financial. Mr. Ramaker was appointed Chief Executive Officer and President in January 2002 and Chairman in April 2006. Mr. Ramaker has been a director of Chemical Financial since October 2001. Mr. Ramaker also serves as Chairman, Chief Executive Officer and President of Chemical Bank. Mr. Ramaker joined Chemical Bank as Vice President on November 29, 1989. Mr. Ramaker became President of Chemical Bank Key State (consolidated into Chemical Bank) in October 1993. Mr. Ramaker became President and a member of the board of directors of Chemical Bank in September 1996 and Executive Vice President and Secretary to the board of Chemical Financial and Chief Executive Officer of Chemical Bank on January 1, 1997. Mr. Ramaker served as Chief Executive Officer and President of Chemical Bank until December 31, 2001. He resumed these positions on January 1, 2006. Mr. Ramaker became Chairman of the Board of Chemical Bank in January 2002. During the last five years, Mr. Ramaker has served as a director of all of the Corporation’s subsidiaries. Mr. Ramaker is also a member of the Executive Management Committee of Chemical Financial. In nominating Mr. Ramaker, the Corporate Governance and Nominating Committee considered as important factors Mr. Ramaker’s leadership of, service to and familiarity with Chemical Financial, his extensive experience in the banking industry, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, and his familiarity with the various market areas in which Chemical Financial competes.

Grace O. Shearer, age 64, has served as a director of Chemical Financial and Chemical Bank since May 2010 and is a member of the Compensation and Pension Committee. Ms. Shearer served as a director of O.A.K. Financial Corporation (merged into Chemical Financial on April 30, 2010) from 2002 through April 30, 2010. Ms. Shearer is retired from West Michigan Heart, P.C., a cardiology service provider in West Michigan, where she served as Chief Executive Officer from 1993 to 2005. Ms. Shearer also served as Vice President of Operations for St. Mary’s Hospital, Grand Rapids, from 1980 to 1993, and in 1992 served as its interim Chief Executive Officer. In nominating Ms. Shearer, the Corporate Governance and Nominating Committee considered as important factors Ms. Shearer’s experience in leading a large health services business organization, her experience in and knowledge of the health care and life sciences industries, her experience in operating a physician driven business and satisfying the financial needs of a business that is typical of many of Chemical Financial’s customers, and her familiarity with an important market area in which Chemical Financial has expanded and competes.

Larry D. Stauffer, age 66, has served as a director of Chemical Financial and Chemical Bank since January 2006 and is a member of the Audit and Risk Management Committees. Mr. Stauffer served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from May 2004 through December 31, 2005. Mr. Stauffer is also a community advisory director. Mr. Stauffer served from 1984 to November 2007 as President of Auto Paint Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the Midwest section of the United States, headquartered in Grand Rapids, Michigan. In November 2007, Mr. Stauffer became a consultant of Auto Wares Inc. In nominating Mr. Stauffer, the Corporate Governance and Nominating Committee considered as important factors Mr. Stauffer’s experience in leading a geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the automotive industry, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial’s customers.

Franklin C. Wheatlake, age 64, has served as a director of Chemical Financial and Chemical Bank since January 1, 2006 and is Chairman of the Risk Management Committee and a member of the Audit and the Compensation and Pension Committees. Mr. Wheatlake served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 2001 through December 31, 2005. Mr. Wheatlake is Chairman of Utility Supply and Construction Company, a company that provides supply chain, material distribution, logistics support and construction services to the electric and gas utility industry, and a dealer/principal of Crossroads Chevrolet, an automobile/light truck dealership, both located in Reed City, Michigan. In nominating Mr. Wheatlake, the Corporate Governance and Nominating Committee considered as important factors Mr. Wheatlake’s experience in leading a diverse business organization, his familiarity with an important market area in which Chemical Financial competes, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial’s customers.

Board Committees

Among others, the board of directors has established the following four standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

•	Risk Management Committee

The following table shows each person currently serving as a director, whether the person is an independent director and whether the director served on the committees identified below during 2011:

Director	Independent Director(1)	Audit Committee	Compensation and Pension Committee	Corporate Governance and Nominating Committee	Risk Management Committee

Gary E. Anderson	Yes	Member(2)	Chairman	Chairman	Member
J. Daniel Bernson	Yes	Member(2)		Member
Nancy Bowman	Yes	Member		Member
James A. Currie	Yes		Member	Member
James R. Fitterling	Yes		Member	Member	Member
Thomas T. Huff	Yes		Member		Member
Michael T. Laethem	Yes			Member
James B. Meyer	Yes	Member(2)		Member
Terence F. Moore	Yes	Chairman(2)	Member		Member
Aloysius J. Oliver	Yes		Member		Member
David B. Ramaker	No
Grace O. Shearer	Yes		Member
Larry D. Stauffer	Yes	Member			Member
William S. Stavropoulos	Yes	Member(2)	Member	Member
Franklin C. Wheatlake	Yes	Member	Member		Chairman

(1)	Independent as that term is defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors and Chemical Bank.

(2)	The board of directors has determined that these individuals are “audit committee financial experts” as defined by the Securities and Exchange Commission.

Audit Committee.    The Audit Committee of the Corporation serves in a dual capacity as the Audit Committee of the Corporation and Chemical Bank. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the accounting and financial reporting processes on behalf of the boards of directors of the Corporation and Chemical Bank. The Audit Committee oversees the audit of the financial statements and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Corporation. The Audit Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Audit Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee met seven times during 2011.

Compensation and Pension Committee.    The Compensation and Pension Committee reviews salaries, bonuses and other compensation of all officers of Chemical Financial and Chemical Bank, administers Chemical Financial’s share-based compensation plans, makes recommendations to the board of directors regarding the grants of share-based compensation awards under these plans, and annually reviews the Corporation’s benefit programs, including the pension, supplemental pension, nonqualified deferred compensation and 401(k) savings plans. All share-based compensation plans outstanding have been approved by the Corporation’s shareholders. In 2011, the Compensation and Pension Committee directly engaged Aon Hewitt, a compensation consulting firm, to provide objective research and analysis regarding Chemical Financial’s compensation programs. The Compensation and Pension Committee instructed Aon Hewitt to analyze the competitiveness of Chemical Financial’s compensation programs with respect to the markets in which the Corporation competes for executive talent. For information regarding Aon Hewitt’s analysis, please see “Benchmarking” under the heading “Executive Compensation.” Aon Hewitt did not provide any other services to the Corporation in 2011. The Compensation and Pension Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the Compensation and Pension Committee. The Compensation and Pension Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Compensation and Pension Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Compensation and Pension Committee met four times during 2011.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee oversees the Corporation’s corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders. The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” All members of the Corporate Governance and Nominating Committee are “independent directors” as defined by NASDAQ Listing Rules. The Corporate Governance and Nominating Committee met two times during 2011.

Risk Management Committee.    The Risk Management Committee oversees and assesses the adequacy of the Corporation’s management of key risks, including credit risk, asset/liability risk, liquidity risk and operational risk. The committee is also responsible for monitoring the Corporation’s risk management profile and obtaining reasonable assurance of adherence to the Corporation’s risk management policies. The committee may delegate responsibility for the assessment of certain risks to various committees of management or the board of directors, which must report and make recommendations to the committee concerning specific areas of risk. The committee is responsible for the coordination of the assessment of risks among the various committees to which it delegates any responsibility, and is responsible for ensuring that the Corporation has adequate procedures and processes for assessing risk across all of the Corporation’s operations. The Risk Management Committee is composed entirely of “independent directors” within the meaning of NASDAQ Listing Rules. The committee has the full power and authority to perform the responsibilities of a public company risk management committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Corporation, and may retain outside counsel or other experts for this purpose. The Risk Management Committee met four times during 2011.

Corporate Governance

Board and Annual Meeting Attendance

During 2011, the Chemical Financial board of directors held nine regular meetings and one special meeting. All of the directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). The Corporation has a policy that requires all members of and nominees to the board of directors to attend the annual meeting of shareholders each year. All of the directors serving at April 18, 2011 attended the Corporation’s 2011 annual meeting held on that date.

Director Nominations

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third-party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Corporate Governance and Nominating Committee by communicating with the committee as described under the heading “Shareholder Communication with the Board.” The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation.

Direct shareholder nominations may only be made by sending a notice to the Secretary of Chemical Financial that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Chemical Financial common stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•

such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to the Secretary of Chemical Financial not less than 120 days before the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors. The Corporate Governance and Nominating Committee will evaluate and consider every nominee so proposed by a shareholder and report each such nomination and the committee’s recommendation to the full board of directors. The Corporate Governance and Nominating Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. In considering possible candidates for election as a director, the committee and the other directors will be guided by applicable rules and regulations, any specific criteria established by the committee and the following criteria:

Each candidate should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience that would be of particular importance to the Corporation in the performance of the duties of a director;

•	have sufficient time available to devote to the affairs of the Corporation in order to carry out the responsibilities of a director; and

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

In addition, the Corporate Governance and Nominating Committee may consider factors such as business and industry experience, public company experience, education, independence, gender, race, national origin, and familiarity with the market area. The board of directors believes that the Corporation and its shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. The board of directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the board of directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the board. The goal of the Corporate Governance and Nominating Committee is to nominate a slate of individuals who will also reflect the communities in which Chemical Financial operates and the customers that Chemical Financial serves.

Shareholder Communication with the Board

Shareholders and interested parties may communicate with members of Chemical Financial’s board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Joseph Torrence, Senior Vice President, Director of Human Resources, Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.

Board Leadership Structure

Currently, Chemical Financial’s Chief Executive Officer also serves as Chairman of the board of directors, in conjunction with a Lead Independent Director. The board of directors has determined that this dual structure is appropriate for Chemical Financial due to the size of Chemical Financial relative to other companies. The board of directors also believes it is more efficient and effective to have the Chief Executive Officer also fill the role of Chairman. The board of directors believes this structure is appropriate from a governance perspective due to the extensive regulatory supervision exercised by bank examiners and other regulatory authorities. Chemical Financial has an independent director serving as the chairperson of each significant board committee, and only one member of management serves on Chemical Financial’s board of directors.

The duties and responsibilities of the Lead Independent Director include:

•	acting as a liaison and channel for communication between the Chief Executive Officer and the independent directors;

•	providing leadership to ensure the board works cohesively and independently and during times of crisis;

•	advising the Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from Chemical Financial’s management to the independent directors;

•	being available as a resource to consult with the Chief Executive Officer and other board members on corporate governance practices and policies;

•	together with management where appropriate, considering questions of conflicts of interest of the Chief Executive Officer and other board members;

•	coordinating the assessment of board committee structure, organization and charters and evaluating the need for change;

•	coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer;

•	ensuring the appropriate segregation of duties between board members and management; and

•	together with the chairperson of the Compensation and Pension Committee, communicating the board’s evaluation of the performance of the Chief Executive Officer.

Board’s Role in Risk Oversight

Chemical Financial has appointed a Risk Management Committee of the board of directors. The Risk Management Committee is discussed under the subheading “Board Committees — Risk Management Committee” of this proxy statement.

Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm

KPMG LLP served as the independent registered public accounting firm for Chemical Financial for the years ended December 31, 2011 and December 31, 2010. The Audit Committee has reappointed KPMG LLP for the year ending December 31, 2012. In accordance with prior practice, representatives of KPMG LLP are expected to be present at the annual meeting of shareholders on April 16, 2012, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees

A summary of the fees paid and payable to KPMG LLP for each of the two calendar years ended December 31, 2011 are as follows:

	2011	2010

Audit Fees(1)	$802,500	$878,000
Audit-Related Fees(2)	60,000	31,500
Tax Fees(3)	7,160	77,000
All Other Fees	—	—
Total	$869,660	$986,500

(1)	Audit of the consolidated financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002), procedures related to the Federal Deposit Insurance Corporation Improvement Act and quarterly review procedures for Quarterly Reports on Form 10-Q.

(2)	Services related to accounting matters not arising as part of the audit.

(3)	Fees primarily relating to tax consulting and acquisition-related tax matters.

All services provided by the independent registered public accounting firm in 2011 were either within general pre-approved limits established by the Audit Committee or specifically approved by the Audit Committee. For additional information about the Audit Committee’s pre-approval policy, see “Board Committees — Audit Committee.”

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements that are included in the 2011 annual report to shareholders with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the consolidated financial statements of Chemical Financial in conformity with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed with the Audit Committee by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Sec. 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Chemical Financial’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Chemical Financial’s internal control over financial reporting.

The Audit Committee discussed with Chemical Financial’s internal audit staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit staff and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, including internal control over financial reporting, and the overall quality of the financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of Chemical Financial’s internal control over financial reporting be included in Chemical Financial’s Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission.

Respectfully Submitted,

Terence F. Moore, Chairman
Gary E. Anderson	Larry D. Stauffer
J. Daniel Bernson	William S. Stavropoulos
Nancy Bowman	Franklin C. Wheatlake
James B. Meyer

Ownership of Chemical Financial Common Stock

Five Percent Shareholders

Listed below are the only shareholders known by the Corporation to have been the beneficial owners of more than 5% of the outstanding shares of Chemical Financial common stock as of December 31, 2011:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power(2)	Sole Dispositive Power	Shared Dispositive Power(2)	Total Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP(3)	1,801,154		1,838,308		1,838,308	6.6%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

BlackRock, Inc.(4)	1,598,852		1,598,852		1,598,852	5.8%
40 East 52nd Street New York, NY 10022

Chemical Bank(5)	1,233,377		1,383,986	136,922	1,520,908	5.5%
Wealth Management Department 333 E. Main Street Midland, MI 48640
(1)	The numbers of shares stated are based on information furnished by each shareholder listed and include shares beneficially owned of record by that shareholder and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that shareholder. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security.

(2)	These numbers include shares over which the listed shareholder is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right.

(3)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G on February 14, 2012. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess investment and/or voting power over the shares of Chemical Financial common stock that are owned by the Funds, but may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such shares.

(4)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G on February 13, 2012. BlackRock, Inc., an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of Chemical Financial common stock and may be deemed to be the beneficial owner of these shares.

(5)	This information consists of certain shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank. Chemical Bank also holds in various fiduciary capacities a total of 1,447,129 shares of Chemical Financial common stock over which it does not have voting or dispositive power and which are not included in these numbers. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in a fiduciary capacity. Chemical Bank has a Trust Committee which reviews the fiduciary activities of the Bank and has overall responsibility for evaluating and approving the fiduciary policies of the Bank. The Trust Committee was composed of Mr. Ramaker, Chairman, Mses. Bowman and Shearer and Messrs. Currie, Fitterling, Huff, Laethem and Meyer and met three times during 2011.

Ownership of Chemical Financial Common Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of Chemical Financial common stock held as of December 31, 2011 by each of Chemical Financial’s directors and nominees for director, each of the named executive officers who are included in the Summary Compensation Table, and all of Chemical Financial’s directors, nominees for director and executive officers as a group.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)		Stock Options Exercisable Within 60 Days	Stock Units(3)	Total Beneficial Ownership		Percent of Class

G.E. Anderson	13,228	16,964			2,537	32,729		*
J.D. Bernson		20,903			3,436	24,339		*
N.A. Bowman	2,040				1,961	4,001		*
J.A. Currie	189,849	25,399	(4)		1,961	217,209	(4)	*
J. R. Fitterling	5,000				2,338	7,338		*
L.A. Gwizdala	31,485	650		44,051		76,186		*
T.T. Huff	12,832				1,961	14,793		*
K.W. Johnson	6,689			24,856		31,545		*
T.W. Kohn	28,446	8,034		38,854		75,334		*
M.T. Laethem	1,000	1,337			6,869	9,206		*
J. B. Meyer	3,158	1,000			983	5,141		*
T.F. Moore		16,685			2,346	19,031		*
A.J. Oliver	109,391				1,961	111,352		*
D.B. Ramaker	10,441	30,641		102,009		143,091		*
G. O. Shearer	3,048				3,162	6,210		*
L.D. Stauffer		3,801			7,922	11,723		*
W.S. Stavropoulos	13,423	300,000	(5)		1,961	315,384	(5)	1.1%
J.E. Tomczyk	6,033	1,623		35,467		43,123		*
F.C. Wheatlake		82,294			2,089	84,383		*
All directors and executive officers as a group	451,070	522,246	(6)	284,547	41,487	1,299,350	(6)	4.7%
*	Less than 1%.

(1)	The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in fiduciary capacities.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. The directors and officers of Chemical Financial may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Chemical Bank to some degree, but disclaim beneficial ownership of these shares. Shares held in fiduciary capacities by the Wealth Management Department of Chemical Bank are not included.

(3)	Represents stock units credited to each directors’ account under the Chemical Financial Corporation Directors’ Deferred Stock Plan. Distributions of shares of common stock of Chemical Financial equal to the number of stock units in the participating director’s account will occur upon the director’s retirement, termination of service, or death or a change in control of Chemical Financial.

(4)	These numbers include 7,000 shares owned by the James A. Currie Foundation as of December 31, 2011. Mr. Currie is President, Treasurer and a trustee of that foundation. Mr. Currie has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

(5)	These numbers include 300,000 shares owned by the Rollin M. Gerstacker Foundation as of December 31, 2011. Mr. Stavropoulos is a trustee of that foundation. Mr. Stavropoulos has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

(6)	These numbers include the shares described in notes 4 and 5 above.

Executive Officers

Our executive officers are appointed annually by, and serve at the pleasure of, the board of directors. Biographical information for Mr. Ramaker is included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information concerning our executive officers who are not directors. Except as otherwise indicated, each executive officer has had the same principal occupation and employment during the past five years. The age of each executive officer is as of December 31, 2011.

William C. Collins, age 59, became Executive Vice President, General Counsel and Secretary of Chemical on May 16, 2011. Mr. Collins served as a partner of Currie Kendall PLC from 1983 to 2005 and as its managing partner from 2005 to May 15, 2011. Mr. Collins is a member of the Executive Management Committee of Chemical.

Lori A. Gwizdala, age 53, is Executive Vice President, Chief Financial Officer and Treasurer of Chemical. Ms. Gwizdala joined Chemical as Controller on January 1, 1985 and was named Chief Financial Officer in May 1987, Senior Vice President in February 1991, Treasurer in April 1994 and Executive Vice President in January 2002. Ms. Gwizdala served as a director of CFC Financial Services, Inc. and CFC Title Services, Inc. from 1997 until December 31, 2005, and as a director of Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Ms. Gwizdala is a certified public accountant. Ms. Gwizdala is a member of the Executive Management Committee of Chemical.

Thomas W. Kohn, age 57, is Executive Vice President of Community Banking of Chemical. Mr. Kohn became affiliated with the Company on December 31, 1981 through a bank acquisition and served the Company in various capacities until 1986. Mr. Kohn rejoined the Company in 1991 as President of Chemical Bank Montcalm (consolidated into Chemical Bank West) and served in that position until January 2002. Mr. Kohn served as President, Chief Executive Officer and a director of Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Kohn was Executive Vice President, Community Banking, of Chemical Bank from January 1, 2006 until April 2007. Mr. Kohn became Executive Vice President of Community Banking and Secretary of Chemical in April 2007. Mr. Kohn relinquished the position as Secretary of Chemical on May 16, 2011. Mr. Kohn is a member of the Executive Management Committee of Chemical.

Kenneth W. Johnson, age 49, is Executive Vice President and Director of Bank Operations of Chemical Bank. Mr. Johnson joined Shoreline Bank, a bank subsidiary of Shoreline Financial Corporation (Shoreline), in 1995 as Vice President and North Region Sales Manager. Mr. Johnson became First Vice President and Head of Retail Banking and Operations in 2000. Shoreline merged with Chemical in January 2001. Mr. Johnson became a First Vice President of Branch Administration at Chemical Bank in 2003 and Executive Vice President and Director of Bank Operations in January 2006. Mr. Johnson is a member of the Executive Management Committee of Chemical.

John E. Kessler, age 43, is Executive Vice President and Senior Trust Officer of Chemical Bank. Mr. Kessler joined Chemical Bank in 2004 as Senior Vice President to manage Chemical’s southwestern Michigan trust office and served in that position until 2007. In 2007, Mr. Kessler became Executive Vice President and Senior Trust Officer. Mr. Kessler is responsible for Chemical Bank’s Wealth Management Department. Mr. Kessler is a member of the Executive Management Committee of Chemical.

Dominic Monastiere, age 64, is Executive Vice President and Chief Risk Management Officer of Chemical Bank. Mr. Monastiere joined Chemical Bank in June 1987 and served as President and a director of Chemical Bank Bay Area (consolidated into Chemical Bank) from August 1, 1987 until December 31, 2000. Mr. Monastiere was a Community Bank President from January 1, 2001 to April 25, 2007. Mr. Monastiere became Executive Vice President and Chief Risk Management Officer in April 2007. Mr. Monastiere is a member of the Executive Management Committee of Chemical.

James E. Tomczyk, age 59, is Executive Vice President and Senior Credit Officer of Chemical Bank. Mr. Tomczyk joined Shoreline Bank in February 1999 as Executive Vice President of its Private Banking, Trust and Investment divisions and became Senior Executive Vice President of these divisions in October 2000. Mr. Tomczyk served as President, Chief Executive Officer and a director of Chemical Bank Shoreline (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Tomczyk became Executive Vice President and Senior Credit Officer in January 2006. Mr. Tomczyk is a member of the Executive Management Committee of Chemical.

Executive Compensation

Compensation Discussion and Analysis

This section discusses material elements of the Corporation’s compensation of the named executive officers and other matters relevant to the Corporation’s compensation program.

Overview.    The Compensation and Pension Committee (the “Committee”) assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to Chemical Financial’s compensation and benefit programs and policies. The Committee administers and makes recommendations with respect to Chemical Financial’s compensation plans and reviews and approves the compensation of executive and senior management. The Committee currently consists of nine directors, all of whom are independent under NASDAQ Listing Rules. The Committee receives recommendations from Chemical Financial’s Chief Executive Officer regarding the compensation of executive and senior management (other than the compensation of the Chief Executive Officer).

Benchmarking.    Aon Hewitt, an independent compensation consultant engaged directly by the Committee, provided the Committee with analysis of the Corporation’s compensation practices for its named executive officers and other senior executives. This analysis covered base salary, annual incentives, total cash compensation, long-term incentives, and total compensation. The analysis included a comparison of Chemical Financial’s compensation programs for its named executive officers against those for a selected group of 12 financial service companies that are similar to the Corporation in size and scope of operations. The selected companies were:

1st Source Corp. Anchor BanCorp Wisconsin Inc. First Financial Bancorp First Merchants Corp.	Hancock Holding Company Heartland Financial USA, Inc. Independent Bank Corp. (MA) Old National Bancorp	Park National Corp. Republic Bancorp, Inc. United Bankshares, Inc. WesBanco, Inc.

The Committee reviewed the results of the comparative analysis to help inform its decision-making process so it can establish total compensation levels that it believes are competitive and in line with the market. However, the Committee did not set any compensation components to meet specific benchmarks identified in the analysis. The comparative analysis was one source of information, among many, that the Committee relied upon in its decision-making process.

Compensation Philosophy and Objectives.    Chemical Financial’s philosophy is to maximize long-term shareholder return consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. To do this, the Committee believes Chemical Financial must provide competitive salaries and appropriate incentives to achieve long-term shareholder return. The Corporation’s executive compensation policies are designed to achieve four primary objectives:

•	provide incentives for achievement of long-term shareholder return;

•	align the interests of management with shareholders to encourage continuing increases in shareholder value;

•	attract and retain well-qualified executives who will lead the Corporation and inspire superior performance; and

•	provide incentives for achievement of corporate goals and individual performance.

The Committee’s goal is to effectively balance salaries with potential compensation that is performance-based commensurate with an executive officer’s individual management responsibilities and potential for future contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive officer’s responsibilities increase.

The Committee has considered the potential risks arising from the Corporation’s compensation policies and practices for all employees and does not believe the risks from those compensation policies and practices are reasonably likely to have a material adverse effect on the Corporation.

In summary, the Committee believes that the Corporation’s total compensation program drives the appropriate behaviors in management, is competitive in the marketplace and fairly distributes the earnings of the Corporation to the shareholders and to the employees.

The Corporation provides its shareholders with the opportunity to cast an annual advisory vote to approve executive compensation (a “Say-on-Pay proposal”). At the Corporation’s annual meeting of shareholders held in April 2011, a substantial majority of the votes cast on the Say-on-Pay proposal at that meeting were voted to approve the Corporation’s executive compensation for 2010. The Committee believes this affirms shareholders’ support of the Corporation’s approach to executive compensation. In light of the voting results, the Committee did not materially change its approach in 2011. The Committee will continue to consider the outcome of advisory votes on the Corporation’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Elements of Compensation

Chemical Financial’s executive compensation program has consisted primarily of the following elements: (i) base salary and benefits; (ii) annual cash bonus incentives; (iii) longer-term equity-based incentives in the form of stock options and restricted stock performance units; (iv) participation in the Corporation’s retirement plans; and (v) discretionary bonus as approved by the board of directors. All executive and senior management of Chemical Financial are eligible to participate in the same executive compensation plans that are available to the Chief Executive Officer, with the exception of the supplemental pension plan. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.

Base Salary and Benefits.    To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Committee determines base salaries by considering a variety of factors, including individual performance and achievements, current compensation, responsibilities within the Corporation, and compensation practices of other peer group bank holding companies. While the Committee considers these factors, it ultimately determines annual base salaries in its judgment based on what it considers to be reasonable and appropriate for the Company.

Annual Cash Bonus Incentives.    Annual cash bonus incentives are used to reward executive and senior officers for the Corporation’s overall financial performance, taking into consideration individual performance.

Beginning in 2008, the Corporation implemented a formula approach for awarding cash bonuses to named executive officers. For each named executive officer, the Committee set a bonus target as a percentage of base salary. For 2011, the bonus targets as a percentage of base salary for each of the named executive officers were as follows: Mr. Ramaker — 70%; Ms. Gwizdala — 50%; Mr. Kohn — 50%; Mr. Tomczyk — 40%; and Mr. Johnson — 40%. The Committee may change the bonus targets each year. Actual payout may vary from 0% of target to 150% of target depending on actual performance.

After determining the bonus target for each named executive officer, the Committee then weighted the amount of the bonus between achievement of financial performance goals by the Corporation and achievement of individual goals. For 2011, the weighting for each of the named executive officers was as follows: Mr. Ramaker — 80% (financial performance goals), 20% (individual goals); Ms. Gwizdala — 70% (financial performance goals), 30% (individual goals); Mr. Kohn — 70% (financial performance goals), 30% (individual goals); Mr. Tomczyk — 60% (financial performance goals), 40% (individual goals); and Mr. Johnson — 70% (financial performance goals), 30% (individual goals). The Committee, at its own discretion, may change the weighting between financial performance goals and individual goals each year.

The Committee further weighted the bonus amount for achievement of financial performance goals by the Corporation in 2011. The specific goals and weighting were as follows: earnings per common share (40%), level of credit quality (20%), amount of actual expenses compared to budget (20%) and services per household (20%). The Committee, at its own discretion, may change the specific goals and weightings each year.

For named executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends the individual goals to the Committee. The Committee reviews, modifies, and approves the recommendations of the Chief Executive Officer. The Committee determines the individual goals for the Chief Executive Officer.

The Committee implemented, beginning in 2009, an overall qualifier to the cash bonus incentive plan. In order for a named executive officer to receive the full amount of his or her earned bonus for a given year, the Corporation’s earnings per common share must equal or exceed the shareholder cash dividends per share. In 2011, earnings per common share were $1.57 and shareholder cash dividends were $0.80 per share.

If all of the financial performance goals are met and a named executive officer meets all of his or her individual goals, then the named executive officer is paid the full amount of his or her bonus target, subject to the overall qualifier related to earnings per common share having to exceed shareholder cash dividends per share. If some, but not all, of the financial performance goals or individual goals are met and earnings per common share equal or exceed the shareholder cash dividends per share, then the named executive officer’s bonus amount is reduced by the weighting given each goal that was not met. For example, using 2011 weightings, if the services per household goal was not met, then the amount of each named executive officer’s bonus weighted to achievement of financial performance goals was reduced by 20%. Individual financial performance goals can be met from 0% to 150% of the target. If none of the financial performance goals were met and a named executive officer did not meet his or her individual goals, then the named executive officer is not paid a bonus. The Committee may also reduce or increase each named executive officer’s bonus amount based on other factors it considers relevant.

The 2011 annual cash bonus incentive program awards that were paid in 2012 to the named executive officers were based on the Corporation substantially achieving its financial performance goals in 2011 and each named executive officer substantially achieving his or her individual performance goals. Annual cash bonus incentives are included in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

Longer-Term Equity-Based Incentives.    A portion of potential compensation is also linked to corporate performance through equity-based compensation awards, including stock options and restricted stock performance units. Other forms of equity-based compensation may be awarded by the Committee. Awards under Chemical Financial’s equity-based compensation plan are designed to:

•	more closely align executive officer and shareholder interests;

•	reward officers for building shareholder value;

•	reward officers for the achievement of targeted earnings per share levels; and

•	encourage long-term investment in the Corporation by participating officers.

The Committee believes that stock ownership by management has been demonstrated to be beneficial to shareholders and stock options have been granted by Chemical Financial to executive officers pursuant to various plans for many years. The Committee administers all aspects of these plans and also has authority to determine the individuals to whom and the terms upon which equity-based compensation awards are granted.

Beginning in 2008, the Corporation implemented a formula approach for awarding equity-based compensation. For each named executive officer, the Committee established a target for equity-based compensation based on a percentage of base salary. For 2011, the percentage of base salary for each named executive officer was as follows: Mr. Ramaker — 100%; Ms. Gwizdala — 70%; Mr. Kohn — 70%; Mr. Tomczyk — 60%; and Mr. Johnson — 50%. The formula established by the Committee utilizes the market value of the Corporation’s common stock.

After determining the equity-based compensation target for each named executive officer, the Committee then allocated the total target amount between stock options and restricted stock performance units. For 2011, the allocation for each named executive officer was as follows: Mr. Ramaker — 40% (stock options), 60% (restricted stock performance units); Ms. Gwizdala — 50% (stock options), 50% (restricted stock performance units); Mr. Kohn — 50% (stock options), 50% (restricted stock performance units); Mr. Tomczyk — 60% (stock options), 40% (restricted stock performance units); and Mr. Johnson — 60% (stock options), 40% (restricted stock performance units). The Committee considers each named executive officer’s position and its attendant duties, responsibilities and authority when setting the target equity compensation value and mix of awards.

The variable used to determine the amount of stock options and restricted stock performance units awarded is the market price of one share of Chemical Financial common stock on the date of the award. For example, assume the following: (i) the market price of one share of Chemical Financial common stock was $20.00 on the date that the options and restricted stock performance units were awarded to a named executive officer, (ii) the named executive officer’s base salary was $200,000 annually, (iii) the Committee set a target of 70% of base salary for the named executive officer, and (iv) the named executive officer’s allocation was 50% (stock options) and 50% (restricted stock performance units). The named executive officer would have been awarded 3,500 stock options and 3,500 restricted stock performance units.

In 2011, the Committee granted awards of stock options to purchase 27,203 shares to the named executive officers. The Committee has no policy as to timing of awards of stock options. All stock option awards have been made at the market value of Chemical Financial’s common stock on the date of grant. Stock options are generally granted for a term of 10 years. All stock options permit the exercise price to be paid by delivery of cash, and the Committee has also approved the payment of the exercise price by surrendering shares of common stock having a market value equal to the exercise price. The stock options granted in 2011 vest in one-third increments on each anniversary date of the award over the first three years of the option term. Vesting of stock options may be accelerated upon certain events, including a change in control of the Corporation.

In 2011, the Committee granted 29,403 restricted stock performance units to the named executive officers. These restricted stock performance units have both performance conditions and a service requirement (restricted period) that must be met to become vested. The restricted stock performance units granted in 2011 are earned based on the following performance targets: (1) 50% of the awarded restricted stock performance units are earned based on the achievement of a target of noninterest income as a percentage of average assets in 2013, and earnings per share in 2013 equaling or exceeding $1.00, and (2) 50% of the restricted stock performance units are earned based on the achievement of earnings per share performance targets in 2011 and 2013, with the 2011 and 2013 earnings per share targets representing 16.7% and 33.3%, respectively, of the total restricted stock performance unit award available. The restricted stock performance units vest from 0.5x to 1.5x the number of units originally granted after the restricted period has ended, depending on which, if any, of the predetermined performance targets are met. Upon vesting, the restricted stock performance units will be converted to shares of the Corporation’s common stock on a one-to-one basis. No shares will be issued unless a performance condition has been achieved and the restricted period has ended.

Retirement Plans.    Chemical Financial has a qualified pension plan (“Pension Plan”) that covers certain employees, a 401(k) savings plan that covers all employees and a supplemental pension plan currently covering only one active employee, the Chief Executive Officer. The Committee believes that Chemical’s retirement plans encourage long-term commitment by the Corporation’s officers and assist Chemical Financial in attracting and retaining talented executives.

Discretionary Bonuses.    No discretionary bonuses were approved for the named executive officers with respect to the year ended December 31, 2011.

Common Stock Ownership Guidelines

In December 2008, the Committee implemented stock ownership guidelines that set forth the expected investment in shares of Chemical Financial common stock for, among others, the named executive officers. Expected ownership is expressed as a percentage of the named executive officer’s base salary, as determined from time to time. The expected ownership for the named executive officers is as follows: Mr. Ramaker — 300%; Ms. Gwizdala — 100%; Mr. Kohn — 100%; Mr. Tomczyk — 100%; and Mr. Johnson — 100%. Stock ownership is determined in the same manner as beneficial ownership is determined under the rules of the SEC. Other than Mr. Ramaker, each named executive officer was allowed three years from the date the guidelines first became applicable to him or her to achieve the expected stock ownership. Mr. Ramaker is allowed five years from the date the guidelines first became applicable to him to achieve the expected stock ownership.

Impact of Accounting and Tax Treatment on Compensation.    All stock options granted by Chemical Financial, under plans not associated with acquisitions of other companies, during the last decade have been nonstatutory stock options, such that the Corporation receives a tax deduction for income deemed to be received by officers upon exercise of such options.

Section 162(m) of the Internal Revenue Code places a limit on the deductibility, for federal income tax purposes, of the compensation paid to the named executive officers set forth in the Summary Compensation Table who were employed by Chemical Financial on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based,” as determined under Section 162(m), does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goal, under which compensation may be paid, be disclosed to and approved by Chemical Financial’s shareholders. For purposes of Section 162(m), the material terms include: (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) the maximum amount of compensation that can be paid to an employee under the performance goal.

Summary Compensation Table

The following table shows information concerning the compensation earned from Chemical Financial, or its subsidiaries, during the three years ended December 31, 2011, by the Chief Executive Officer, the Chief Financial Officer and each of Chemical Financial’s three most highly compensated executive officers who served in positions other than Chief Executive Officer or Chief Financial Officer at December 31, 2011 (the “named executive officers”). The positions listed in the table are those in which the named executive officer served at December 31, 2011.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total

David B. Ramaker	2011	$482,219		$259,490	$59,248	$335,604	$422,000	$5,803	$1,564,364
Chairman, President and Chief Executive Officer of the Corporation	2010	419,450	$15,413	289,345	52,242	251,245	249,000	5,803	1,282,498
	2009	419,450			51,351		203,000	5,383	679,184

Lori A. Gwizdala	2011	$268,381		$84,096	$28,801	$137,338	$231,000	$4,993	$754,609
Executive Vice President, Chief Financial Officer and Treasurer of the Corporation	2010	254,650	$9,243	110,967	27,747	111,217	157,000	4,986	675,810
	2009	254,650			27,274		124,000	5,383	411,307

Thomas W. Kohn	2011	$278,782		$87,456	$29,951	$142,832	$261,000	$5,597	$805,618
Executive Vice President of Community Banking of the Corporation	2010	247,724	$4,712	98,039	26,989	93,335	183,000	5,283	659,082
	2009	247,724			26,531		146,000	5,283	425,538

James E. Tomczyk	2011	$246,754		$53,056	$27,252	$100,192	$26,000	$15,603	$468,857
Executive Vice President and Senior Credit Officer of Chemical Bank	2010	225,504	$7,718	72,047	25,268	79,144	16,000	14,424	440,105
	2009	225,504			24,839		12,000	14,424	276,767

Kenneth W. Johnson	2011	$230,675		$41,333	$21,230	$93,103	$23,000	$14,147	$423,488
Executive Vice President and Director of Bank Operations of Chemical Bank	2010	211,060	$6,170	56,550	19,706	73,734	13,000	12,970	393,190
	2009	211,060			19,374		9,000	12,970	252,404

(1)	Includes salary deferred under the Chemical Financial Corporation 401(k) Savings Plan and the Chemical Financial Corporation Nonqualified Deferred Compensation Plan.

(2)	Represents the cash portion of a discretionary bonus paid in 2010 to the named executive officers upon completion of the acquisition and conversion of O.A.K. Financial Corporation.

(3)	The reported amount for 2011 includes the grant date fair value of restricted stock performance units granted to the named executive officers in 2011. The reported amount for 2010 includes: (1) the grant date fair value of restricted stock performance units granted to the named executive officers in 2010; (2) the stock portion of the discretionary bonus paid in 2010 to the named executive officers upon completion of the acquisition and conversion of O.A.K. Financial Corporation; and (3) the incremental value associated with the modification of restricted stock performance units in 2010 that were previously granted to the named executive officers in 2009. The values of all stock awards reported in this column were computed in accordance with FASB ASC Topic 718 (“ASC 718”). For a discussion of the valuation assumptions, see Note 18 to the Corporation’s 2011 consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011. Restricted stock performance units granted to the named executive officers in 2011 were determined to have a value at the grant date based on management’s assessment that it was probable that the restricted stock units would vest in 2013 at 1.0x the number of units granted. Restricted stock performance units granted to the named executive officers in 2010 were determined to have a value at the grant date based on management’s assessment that it was probable that the restricted stock units would vest in 2012 at 0.5x the number of units granted. However, if the Corporation does not achieve the minimum performance conditions or the named executive officer does not satisfy the services conditions, then the restricted stock performance units will be forfeited and the named executive officers will receive no shares of Chemical common stock. Restricted stock performance units granted to the named executive officers in 2009 were determined to have a value at the modification date based on management’s assessment that it was probable that the restricted stock performance units would vest in 2011 at 0.5x the number of units granted.

(4)	If the highest level of performance conditions with respect to the stock performance units granted in 2011 are satisfied, then the value of the restricted stock performance units determined as of the grant date would be as follows: Mr. Ramaker — $389,235, Ms. Gwizdala — $126,144, Mr. Kohn — $131,184, Mr. Tomczyk — $79,584, and Mr. Johnson — $62,000. If the highest level of performance conditions with respect to the stock performance units granted in 2010 are satisfied, then the value of the restricted stock performance units determined as of the grant date would be as follows: Mr. Ramaker — $345,240, Ms. Gwizdala — $122,248, Mr. Kohn — $118,911, Mr. Tomczyk — $74,218, and Mr. Johnson — $57,905. However, for both the 2011 and 2010 grants, if the Corporation does not achieve the minimum performance condition, then the restricted stock performance units will be forfeited and the named executive officers will receive no shares of Chemical common stock. The restricted stock performance units granted in 2009 vested at 0.803x the number of units granted with the value as of December 31, 2011 as follows: Mr. Ramaker — $204,118, Ms. Gwizdala — $72,275, Mr. Kohn — $70,292, Mr. Tomczyk — $43,877, and Mr. Johnson — $34,219.

(5)	This amount represents the grant date fair value, computed in accordance with ASC 718, of the stock options granted for each named executive officer. For a discussion of the valuation assumptions, see Note 18 to the Corporation’s 2011 consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011. The per share exercise price of each option award was equal to the market value of Chemical Financial common stock on the date each option was granted.

(6)	This amount represents the annual cash bonus incentive paid to each named executive officer.

(7)	This amount is the change in the actuarial present value of the named executive officer’s accumulated benefit under the Corporation’s noncontributory defined benefit pension plan, the Chemical Financial Corporation Employees’ Pension Plan (Pension Plan) and, for Mr. Ramaker only, the Corporation’s supplemental pension plan. Mr. Ramaker is the only active employee who is a participant in the supplemental pension plan. The discount rate used to present value benefits was 4.90% at December 31, 2011, 5.65% at December 31, 2010 and 6.15% at December 31, 2009. As of June 30, 2006, a partial freeze of the Pension Plan became effective. Employees with less than 15 years of vested service (as defined in the Pension Plan) or whose combined age and years of vested service totaled less than 65 (non-grandfathered employees) as of June 30, 2006, had their Pension Plan benefits frozen as of that date. For all other Pension Plan eligible employees (grandfathered employees), the benefits under the Pension Plan remained the same and these employees will continue to accrue Pension Plan benefits. Messrs. Ramaker and Kohn, and Ms. Gwizdala are grandfathered employees for purposes of future benefit accruals under the Pension Plan. Messrs. Tomczyk and Johnson are non-grandfathered employees.

Approximately two-thirds of the participants in the Pension Plan had their benefits frozen as of June 30, 2006. Non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan beginning July 1, 2006. Normal retirement benefits of the Pension Plan are based on years of service and the employee’s average annual pay for the five highest consecutive years during the ten years preceding retirement under the Pension Plan. Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay in the Pension Plan. Upon retirement at age 65, a grandfathered employee will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years and any applicable cap under ERISA for employees who are not included in the supplemental plan). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. Unreduced retirement benefits are available between the ages of 60 and 65, when the retiree’s age plus vested years of service total at least 85. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse.

(8)	All Other Compensation consists only of employer contributions to the 401(k) Savings Plan and the taxable portion of employer paid premiums for life insurance. The 2011 employer contributions to the 401(k) Savings Plan for Messrs. Tomczyk and Johnson were $14,700 and $13,832, respectively. As permitted by SEC regulations, perquisites that in the aggregate total less than $10,000 per named executive officer are not included.

Equity-Based Awards and Values

Named executive officers were granted equity-based compensation awards during 2011. The following table provides information concerning stock options and restricted stock performance units granted during 2011.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David B. Ramaker	4/19/2011									9,681	$19.97	$59,248
	4/19/2011	(3)				7,260	14,521	21,781				259,490
Lori A. Gwizdala	4/19/2011									4,706	19.97	28,801
	4/19/2011	(3)				2,353	4,706	7,059				84,096
Thomas W. Kohn	4/19/2011									4,894	19.97	29,951
	4/19/2011	(3)				2,447	4,894	7,341				87,456
James E. Tomczyk	4/19/2011									4,453	19.97	27,252
	4/19/2011	(3)				1,484	2,969	4,453				53,056
Kenneth W. Johnson	4/19/2011									3,469	19.97	21,230
	4/19/2011	(3)				1,156	2,313	3,469				41,333

(1)	Represents the award of restricted stock performance units under the Stock Incentive Plan of 2006.

(2)	Grant date fair values of equity-based compensation awards are computed in accordance with ASC 718.

(3)	Represents restricted stock performance units granted in 2011. The value of the restricted stock performance units was determined based on management’s assessment that it was probable that the awards would vest at 1.0x the number of units granted (representing satisfaction of the target performance conditions). These restricted stock performance units will be earned in full or in part if Chemical Financial achieves, for 2011 and 2013, the threshold, target, or maximum performance conditions established by the Compensation and Pension Committee. These restricted stock performance units have both performance conditions and a service requirement (restricted period) that must be met to become vested. Any restricted stock performance units that vest will be converted to shares of the Corporation’s common stock on a one-for-one basis. However, if the Corporation does not achieve the minimum or threshold performance condition, no units will vest and no shares of Chemical common stock will be issued to the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning options outstanding, exercisable and unexercisable, and restricted stock performance units outstanding that have not vested for each named executive officer as of December 31, 2011:

		Option Awards(1)					Stock Awards(2)
	Award Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Name		Exercisable	Unexercisable

David B. Ramaker	12/09/02	5,512			$27.78	12/09/12
	12/12/03	8,400			35.67	12/12/13
	12/13/04	15,750			39.69	12/13/14
	12/20/05	20,000			32.28	12/20/15
	07/20/07	36,115			24.78	07/20/17
	02/25/08	6,235			24.52	02/25/18
	04/28/09	5,299	2,650		21.10	04/29/19
	03/25/10	2,276	4,553		24.56	03/26/20			10,243	$218,381
	04/19/11		9,681		19.97	04/20/21	2,420	$51,594	12,101	257,993
Lori A. Gwizdala	12/12/03	4,725			$35.67	12/12/13
	12/13/04	8,400			39.69	12/13/14
	12/20/05	9,000			32.28	12/20/15
	07/20/07	14,595			24.78	07/20/17
	02/25/08	3,308			24.52	02/25/18
	04/28/09	2,814	1,408		21.10	04/29/19
	03/25/10	1,209	2,418		24.56	03/26/20			3,627	$77,328
	04/19/11		4,706		19.97	04/20/21	784	$16,715	3,922	83,617
Thomas W. Kohn	12/09/02	2,756			$27.78	12/09/12
	12/12/03	2,887			35.67	12/12/13
	12/13/04	5,250			39.69	12/13/14
	12/20/05	6,500			32.28	12/20/15
	07/20/07	14,595			24.78	07/20/17
	02/25/08	2,952			24.52	02/25/18
	04/28/09	2,738	1,369		21.10	04/29/19
	03/25/10	1,176	2,352		24.56	03/26/20			3,528	$75,217
	04/19/11		4,894		19.97	04/20/21	815	$17,376	4,079	86,964
James E. Tomczyk	12/09/02	2,756			$27.78	12/09/12
	12/12/03	2,887			35.67	12/12/13
	12/13/04	5,250			39.69	12/13/14
	12/20/05	6,500			32.28	12/20/15
	07/20/07	10,149			24.78	07/20/17
	02/25/08	2,872			24.52	02/25/18
	04/28/09	2,563	1,282		21.10	04/29/19
	03/25/10	1,101	2,202		24.56	03/26/20			2,202	$46,947
	04/19/11		4,453		19.97	04/20/21	494	$10,532	2,475	52,767
Kenneth W. Johnson	12/09/02	1,653			$27.78	12/09/12
	12/12/03	1,837			35.67	12/12/13
	12/13/04	3,150			39.69	12/13/14
	12/20/05	3,500			32.28	12/20/15
	07/20/07	8,458			24.78	07/20/17
	02/25/08	2,244			24.52	02/25/18
	04/28/09	1,999	1,000		21.10	04/29/19
	03/25/10	858	1,718		24.56	03/26/20			1,718	$36,628
	04/19/11		3,469		19.97	04/20/21	385	$8,208	1,928	41,105

(1)	Option grants vest in three equal installments on the first, second and third anniversaries of the award date shown in the table.

(2)	The restricted stock performance units granted in 2010 vest at December 31, 2012 and the restricted stock performance units granted in 2011 vest at December 31, 2013 if certain minimum performance and service conditions are met during the relevant performance period. If the relevant minimum performance and service conditions are not met during the relevant performance period, then the restricted stock performance units will be forfeited and no shares will be issued.

(3)

The market value of shares not vested was computed by multiplying the number of shares in the column to the left in this table by the closing price of Chemical Financial’s common stock on The NASDAQ Stock Market® at December 31, 2011 of $21.32 per share.

(4)	The number of unearned shares represents the “target” number of shares to be issued under restricted stock performance units if performance conditions are met. The number of shares issued is conditioned on the Corporation achieving certain minimum performance conditions. No shares will be issued if the minimum performance conditions are not met.

2011 Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized On Vesting ($)(3)

David B. Ramaker			9,574	$204,118
Lori A. Gwizdala			3,390	72,275
Thomas W. Kohn			3,297	70,292
James E. Tomczyk			2,058	43,877
Kenneth W. Johnson			1,605	34,219

(1)	None of the named executive officers exercised any stock options in fiscal 2011.

(2)	The number of shares shown is the gross number of shares covered by awards vested. Shares for the required tax withholding will be deducted from the gross number of shares vested, resulting in a smaller number of shares issued.

(3)	The dollar values reported in this column were calculated using the closing price of Chemical Financial’s common stock on The NASDAQ Stock Market® at December 31, 2011 of $21.32 per share.

Pension Benefits in 2011

The following table provides information concerning pension benefits for the named executive officers:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

David B. Ramaker	Employees’ Pension Plan	22.2	$932,000	$—
	Supplemental Pension Plan	22.2	655,000	—
Lori A. Gwizdala	Employees’ Pension Plan	27.0	1,005,000	—
Thomas W. Kohn	Employees’ Pension Plan	25.2	1,065,000	—
James E. Tomczyk	Employees’ Pension Plan	7.4	158,000	—
Kenneth W. Johnson	Employees’ Pension Plan	11.5	100,000	—

Chemical Financial’s noncontributory defined benefit pension plan, the Chemical Financial Corporation Employees’ Pension Plan (Pension Plan), is considered a tax-qualified retirement plan. Chemical Financial has the authority to change or terminate the Pension Plan at any time. The Internal Revenue Code limits both the amount of eligible compensation for benefit calculation purposes and the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 (ERISA), Chemical Financial established a supplemental pension plan, the Chemical Financial Corporation Supplemental Pension Plan (Supplemental Plan) that provides for the payment to certain executive officers of Chemical Financial, as determined by the Compensation and Pension Committee, of the benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. As of December 31, 2011, Mr. Ramaker was the only active employee eligible for benefits under the Supplemental Plan.

Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay under the Pension Plan (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan). Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan) multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above when the retiree’s age plus vested years of service sums at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006. Messrs. Tomczyk’s and Johnson’s pension benefits were frozen as of June 30, 2006.

The present value of accumulated benefits under the Pension Plan shown in the Pension Benefits table are based on the assumption that an employee retires at the earliest unreduced retirement age defined under the Pension Plan; which is the earlier of normal retirement age or age 60 or older with 85 points (age plus vesting service). The assumed retirement age is normal retirement (age 65) for Mr. Tomczyk and age 60 for all other named executive officers. The present value of accumulated benefits is also based on the assumption that the employee will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee’s retirement benefit or for the employee’s life only, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Benefits table are not subject to a deduction for social security or any other offset amount.

The present value of accumulated Pension Plan and Supplemental Plan benefits at December 31, 2011 were computed using a 4.90% discount rate and the prescribed mortality assumption under Section 430(h)(A) of the Internal Revenue Code. Lump sum retirement benefits are not available in the Pension Plan, unless an employee is involuntarily terminated or the option was available in a predecessor plan. A portion of Messrs. Tomczyk’s and Johnson’s Pension Plan benefits are available to be paid in a lump-sum at their election, due to this benefit payment option having been available in a predecessor plan. In addition, Mr. Ramaker’s benefits under the Supplemental Plan, upon a Change in Control, would be paid in a lump sum, if at the time of the Change in Control he was not eligible to retire. For purposes of the Supplemental Plan, a Change in Control is a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934, as amended. At December 31, 2011, Mr. Ramaker’s pro forma lump sum distribution payable in the event of a Change in Control was calculated at $440,080 using interest and mortality assumptions set forth under Internal Revenue Code Section 417(e) (3) as modified by the Pension Protection Act of 2006.

Deferred Compensation

In September 2006, the board of directors approved the Chemical Financial Corporation Deferred Compensation Plan (DC Plan), a voluntary nonqualified supplemental retirement program for a select group of management personnel. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The named executive officers in this proxy statement are eligible to participate in the DC Plan. There are no employer contributions to the DC Plan. Participants may elect to defer up to 75% of their salary, excluding bonus, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are made into a grantor trust for the purpose of providing for payment of the deferred compensation under this plan. The investment of employee contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. The aggregate earnings on these investments, by each named executive officer who is a participant in the DC Plan, is included in the table below, and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2011, participants could change their investment designation on a daily basis. Participants elect, in advance of the deferral of their compensation, when the funds will be distributable. The aggregate balances of the participants are distributable, as designated by each participant, during January of the calendar year following the calendar year in which any of the following occur: the participant’s termination of employment; a change in control; the participant’s death or disability; an unforeseeable emergency or at a specified time, as determined by the participant. The DC Plan provides for distributions to be made in a lump sum amount, five-year installments or ten-year installments.

2011 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

David B. Ramaker	$15,000	$—	$7	$—	$70,859
Lori A. Gwizdala	—	—	(120)	—	14,402
Thomas W. Kohn	32,500	—	(1,102)	—	31,398
James E. Tomczyk	—	—	—	—	—
Kenneth W. Johnson	—	—	—	—	—

(1)	Amounts included in this column are included in the Salary column in the Summary Compensation Table.

(2)	Amounts included in this column are not included in the Summary Compensation Table.

(3)	The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” on the Summary Compensation Table for the applicable year. Contributions in prior years that have previously been reported as “Salary” are as follows: $55,000 for Mr. Ramaker and $11,000 for Ms. Gwizdala.

Potential Payments upon Termination or Change in Control

None of our executive officers has a severance agreement, employment agreement or other similar agreement. Our shareholder-approved equity compensation plans provide for the acceleration of vesting of certain awards in connection with a change in control of the Company or termination of employment due to the death, disability or retirement of the plan participant. In addition, our named executive officers may receive benefits in connection with a termination of employment under the Employees’ Pension Plan, Supplemental Pension Plan and DC Plan, as described above.

Under the terms of the Stock Incentive Plan of 2006, if a participant terminates his or her employment because of death, disability or retirement, then the restricted stock performance units held by such participant may vest on a pro-rata basis, but only if the Company achieves at least the threshold level of relevant performance conditions. If the threshold level of performance is achieved, the participant will vest in a number of restricted stock units determined by multiplying the number of units that would have vested had the participant continued his or her employment by the percentage of the performance period completed prior to the termination (i.e., the number of full months completed divided by 36). All remaining restricted stock units are forfeited and returned to the Company, except that the Compensation and Pension Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares or units.

The following table shows the aggregate amounts our named executive officers would have realized in connection with a change in control, assuming that such change in control took place on December 31, 2011.

	David B. Ramaker	Lori A. Gwizdala	Thomas W. Kohn	James E. Tomczyk	Kenneth W. Johnson

Acceleration of Equity Awards in Connection with a Change in Control(1)
Restricted Stock Performance Units	$732,087	$249,935	$249,849	$154,123	$120,160
Stock Options(2)	14,818	7,282	7,510	6,857	5,343

Total	$746,905	$257,217	$257,359	$160,980	$125,503
(1)	Under the terms of the Stock Incentive Plan of 2006, if a change in control of the Company occurs, then, unless the Compensation and Pension Committee or the board of directors otherwise determines: (a) all outstanding stock options become vested and exercisable in full immediately prior to the effective time of the change in control and shall remain exercisable during the remaining terms thereof, regardless of whether the participants remain in the employ or service of the Company or any subsidiary; and (b) all other outstanding equity awards shall become immediately fully vested and issuable and nonforfeitable, including the waiver of all performance conditions. Performance based equity awards become vested at the target issuance of 1.0x the original number of units outstanding at December 31, 2011. The reported value for the restricted stock performance units represents the target amount of units granted multiplied by the closing price of Chemical Financial common stock on December 31, 2011 of $21.32 per share.

(2)

Represents the aggregate positive “spread” between the exercise price and the closing price of Chemical Financial’s common stock on The NASDAQ Stock Market® at December 31, 2011 of $21.32 per share for in-the-money options outstanding, both vested and unvested, as of December 31, 2011.

Under the terms of the Company’s equity incentive plans, outstanding unvested stock options are not accelerated due to retirement, death or disability. Stock options remain exercisable in accordance with their terms following termination due to retirement, except that stock options granted under the Stock Incentive Plan of 1997 may be exercised no later than three years following the participant’s retirement. In the event of death, the options may be exercised by the personal representative of such participant for a period of one year after death, but only to the extent that the decedent was entitled to exercise the stock options and not beyond the original term of the stock options. Stock options may be exercised for one year following termination due to disability, but only to the extent that the participant was entitled to exercise the stock options on the date of termination and not beyond the original term of the stock options.

Director Compensation

During 2011, Chemical Financial compensated its directors who were not employees of Chemical Financial or Chemical Bank with an annual retainer of $20,000 and additional annual retainers of $10,000 for service as the lead independent director and $5,000 for service as a committee chairman (each paid in a mix of cash and stock, as discussed in more detail below). Directors were also compensated at the rate of $750 for every board of director, Audit Committee and Risk Management Committee meeting attended and at the rate of $550 for all other committee meetings attended. In addition, during 2011, non-employee directors of Chemical Financial were compensated at a rate of $750 for every Chemical Bank Loan Committee meeting attended and $550 for all other Chemical Bank committee meetings attended. In 2011, community advisory directors were compensated with an annual retainer fee of $2,500 and at the rate of $200 for every meeting attended. Employees of Chemical Financial or Chemical Bank do not receive any compensation for serving on, or attending meetings of, the board of directors of Chemical Financial or Chemical Bank or any community advisory director meetings or meetings of any of their committees.

On April 21, 2008, the shareholders approved the Chemical Financial Corporation Directors’ Deferred Stock Plan (DDSP), authorizing the issuance of up to 400,000 shares of Chemical Financial common stock. The DDSP provides benefits to non-employee directors of Chemical Financial in the form of an equity retainer that is required to be deferred annually and invested in stock units representing shares of Chemical Financial common stock. The equity retainer is 50% of the annual retainer of each non-employee director, or such greater percentage as determined by the board of directors. The annual retainer is a lump sum amount paid to each non-employee director for the director’s service throughout the year to Chemical Financial and its shareholders. The difference between the annual retainer and the equity retainer is the cash retainer. The DDSP allows each non-employee director to voluntarily defer the cash retainer and/or all director and community advisory director fees and invest in stock units representing shares of Chemical Financial common stock. The amount of the annual retainer, director and community advisory director fees contributed to the DDSP are vested immediately. The deferral election must be made before the beginning of a plan year. The DDSP is an unfunded supplemental nonqualified deferred compensation plan that complies with Internal Revenue Code Section 409A.

The equity retainer and any cash retainer voluntarily contributed to the DDSP are converted to stock units on the date paid. Any director and community advisory director fees that are voluntarily contributed to the DDSP are converted to stock units on the date Chemical Financial pays its next quarterly cash dividend. The number of stock units credited to each participating director’s account is determined by dividing the dollar amount of the equity retainer and any deferred cash retainer by the market value of a single share of Chemical Financial common stock on the date the annual retainer is paid, and by dividing the dollar amount of any director and community advisory director fees by the market value of a single share of Chemical Financial common stock on the next quarterly cash dividend payment date. Each participating director’s account is also credited with dividend equivalents on each date Chemical Financial pays cash dividends. Dividend equivalents are a number of stock units equal to the number of shares of common stock that have a market value equal to the amount of any cash dividends that would have been paid to a shareholder owning the number of shares of common stock represented by stock units in a participating director’s account on each cash dividend payment date.

Distributions will be made in common stock of Chemical Financial equal to the number of stock units in the participating director’s account. Any fractional shares will be paid in cash. Distributions will not be made until a director retires or terminates service as a director or upon the death of the director or a change in control of Chemical Financial. For common stock issued upon a director’s retirement from or termination of service, the director has a choice to receive the shares in a lump sum or in five annual installments. A director must make an irrevocable election between the lump sum and five annual installments at the time the director begins participating in the DDSP. The election is irrevocable and applies to all future deferral elections. Upon a change of control of Chemical Financial or death of the director, shares will be issued in a lump sum. Chemical Financial may also permit a distribution to a participating director due to an unforeseeable emergency.

Ms. Shearer and Messrs. Bernson, Fitterling, Laethem and Stauffer made voluntary contributions to the DDSP during 2011.

In January 2008, the board of directors implemented stock ownership guidelines for its directors. Expected ownership is Chemical Financial Corporation common stock having a value of five times the annual equity retainer. Each director is allowed five years to achieve the expected stock ownership.

The board of directors adopted the Chemical Financial Corporation Plan for Deferral of Directors’ Fees in 1982 (prior plan). The prior plan was available to all directors of Chemical Financial and its subsidiaries who receive fees, including community advisory directors through December 31, 2008. Effective December 31, 2008, the prior plan was closed to new participants. Under the prior plan, directors and community advisory directors that participate in the prior plan must elect before December 31 of each year to defer either 50% or 100% of fees to be earned in the following year. Those fees will be paid out in any number of calendar years from one to ten commencing during or following the year the director or community advisory director ceases to be a director or community advisory director or the year after the director or community advisory director attains age 70. During the deferral period, the prior plan provides that the Corporation shall accrue to the directors or community advisory directors interest on the accumulated amount of deferred fees at the rate paid by Chemical Bank on a variable rate money market savings account. No director of the Corporation elected to defer any compensation under the prior plan during 2011. As of December 31, 2011, Ms. Bowman and Mr. Stauffer were the only Chemical Financial directors who were participants in the prior plan.

2011 Director Compensation

The following table sets forth the compensation paid to Chemical Financial directors for services rendered during 2011:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Gary E. Anderson	$31,500	$12,500				$1,853	$45,853
J. Daniel Bernson	43,850	10,000				2,480	56,330
Nancy Bowman	31,300	10,000				1,429	42,729
James A. Currie	22,250	10,000				1,429	33,679
James R. Fitterling	21,350	10,000				1,441	31,350
Thomas T. Huff	48,000	10,000				1,429	59,429
Michael T. Laethem	43,500	10,000				4,657	58,157
James B. Meyer	40,700	10,000				668	51,368
Terence F. Moore	54,900	17,500				1,655	74,055
Aloysius J. Oliver	45,500	10,000				1,429	56,929
Grace O. Shearer	39,900	10,000				1,800	51,700
Larry D. Stauffer	49,150	10,000				5,392	64,542
William S. Stavropoulos	23,050	10,000				1,429	34,479
Franklin C. Wheatlake	49,350	12,500				1,505	63,355

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including the cash retainer, committee and/or chairmanship fees, lead independent director fee for Mr. Moore, and meeting and community advisory director fees, including any fees voluntarily deferred under the DDSP. Voluntary deferrals of the cash retainer and other fees in 2011 were as follows: $10,000 by Mr. Bernson, $21,350 by Mr. Fitterling, $43,500 by Mr. Laethem, $39,900 by Ms. Shearer, and $49,150 by Mr. Stauffer.

(2)

Represents the grant date fair value computed in accordance with ASC 718 for each director. The amounts reported represent one-half of the annual retainer paid to each director in 2011 which were converted into shares of common stock of Chemical Financial based on the closing price of Chemical Financial’s common stock on The NASDAQ Stock Market® at the award date. The aggregate number of stock awards earned by each director for services, voluntary contributions made by the director to the DDSP and dividend equivalents credited to each director’s DDSP participant account since becoming a director is represented by the number of stock units set forth next to each director’s name in the table “Ownership of Chemical Financial Common Stock by Directors and Executive Officers” and such information is here incorporated by reference.

(3)	Represents dividend equivalents paid in 2011 on stock units in the DDSP. As permitted by SEC regulation, perquisites that in the aggregate total less than $10,000 are not included.

Compensation Committee Report

In fulfilling its oversight responsibilities, the Compensation and Pension Committee reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) with the Chief Executive Officer of the Corporation. In reliance on this review and discussion, the Compensation and Pension Committee recommended to the board of directors (and the board approved) that the Compensation Discussion and Analysis be included in this proxy statement for the Corporation’s 2012 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully Submitted,

Gary E. Anderson, Chairman
James A. Currie	Aloysius J. Oliver
James R. Fitterling	Grace O. Shearer
Thomas T. Huff	William S. Stavropoulos
Terence F. Moore	Franklin C. Wheatlake

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation and Pension Committee was composed of Mr. Anderson, Chairman, Ms. Shearer and Messrs. Currie, Fitterling, Huff, Moore, Oliver, Stavropoulos and Wheatlake. Mr. Oliver was President and Chief Executive Officer of the Corporation from January 1997 through December 31, 2001.

Transactions with Related Persons

Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with, Chemical Financial’s bank subsidiary, Chemical Bank, in the ordinary course of business during 2011. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect were in default as of the date of this proxy statement. The Audit Committee reviews and approves all transactions between the Corporation and related persons which are required to be reported under Securities and Exchange Commission Regulation S-K, Item 404.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of Chemical Financial and persons who beneficially own more than 10% of the outstanding shares of Chemical Financial’s common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the Securities and Exchange Commission. Securities and Exchange Commission regulations require such persons to furnish Chemical Financial with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe, except as described below, that all applicable Section 16(a) reporting and filing requirements were satisfied on a timely basis by such persons from January 1, 2011 through December 31, 2011. Mr. Kessler inadvertently filed late one report covering one purchase transaction. The transaction was reported promptly upon discovery.

Shareholder Proposals

If you would like a proposal to be presented at the annual meeting of shareholders in 2013 and if you would like your proposal to be considered for inclusion in Chemical Financial’s proxy statement and form of proxy relating to that meeting, you must submit the proposal to Chemical Financial in accordance with Securities and Exchange

Commission Rule 14a-8. Chemical Financial must receive your proposal by November 2, 2012 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2013 annual meeting of shareholders must similarly be received by Chemical Financial by November 2, 2012.

Solicitation of Proxies

Directors, officers and employees of Chemical Financial and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Chemical Financial common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. Chemical Financial will pay all costs of solicitation of proxies. Chemical Financial has engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $1,300, to assist in the distribution of these materials. We will also solicit proxies by telephone and the Internet. See the enclosed proxy for instructions.

Important Notice Regarding Delivery of Shareholder Documents

As permitted by Securities and Exchange Commission rules, only one copy of this 2012 Proxy Statement and the 2011 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical Financial has received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2012 Proxy Statement and the 2011 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (888)309-2481. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (888)309-2481. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.

Availability of Information

Chemical Financial’s combined 2011 Annual Report to Shareholders and Form 10-K Annual Report, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2012 Notice of the Annual Meeting and Proxy Statement are available on the following website, www.edocumentview.com/chfc or through the United States Securities and Exchange Commission’s website at www.sec.gov. This information may be obtained without charge upon written request to Chemical Financial Corporation. Please direct your requests to Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640, Attn: Lori A. Gwizdala, Chief Financial Officer. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Corporation.

By Order of the Board of Directors

David B. Ramaker

Chairman, Chief Executive Officer and President

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

Appendix A

CHEMICAL FINANCIAL CORPORATION

STOCK INCENTIVE PLAN OF 2012

SECTION 1

Establishment Of Plan; Purpose Of Plan

1.1 Establishment of Plan.    The Company hereby establishes the STOCK INCENTIVE PLAN OF 2012 for its corporate and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based and stock-related awards.

1.2 Purpose of Plan.    The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1 “Act” means the Securities Exchange Act of 1934, as amended.

2.2 “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control,” unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Each reference in this Plan to a section or sections of the Code, unless otherwise noted, shall be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.6 “Committee” means the Compensation and Pension Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.7 “Common Stock” means the Company’s common stock, par value $1 per share.

2.8 “Company” means Chemical Financial Corporation, a Michigan corporation, and its successors and assigns.

2.9 “Continuing Directors” means the individuals who were either (a) first elected or appointed as a director prior to February 20, 2012, or (b) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.10 “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.11 “Director” means a member of the Board.

2.12 “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy.

2.13 “Employee” means an employee of the Company or one of its Subsidiaries or Affiliates.

2.14 “Incentive Award” means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.15 “Market Value” shall equal the closing market price of shares of Common Stock reported on NASDAQ (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) on the date of grant, exercise or vesting, as applicable, or if NASDAQ (or any such successor) is closed on that date, the last preceding date on which NASDAQ (or any such successor) was open for trading and on which shares of Common Stock were traded. If the Common Stock is not readily tradable on an established securities market, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.16 “Mature Shares” means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.

2.17 “NASDAQ ” means The NASDAQ Stock Market.

2.18 “Participant” means a corporate officer or any key employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

2.19 “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 10.1.

2.20 “Performance Measures” means measures as described in Section 10 on which the performance goals are based.

2.21 “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

2.22 “Performance-Based Compensation” means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.23 “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.24 “Plan” means the Chemical Financial Corporation Stock Incentive Plan of 2012 as set forth herein, as it may be amended from time to time.

2.25 “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.26 “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

2.27 “Restricted Stock Unit” means an award to a Participant pursuant to Section 7 of the Plan and described as a “Restricted Stock Unit” in Section 7.

2.28 “Retirement” means the voluntary termination of all employment by the Participant after the Participant has attained 55 years of age and completed 10 years of service with the Company or any of its Subsidiaries or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

2.29 “Stock Appreciation Right” or “SAR” means any right granted to a Participant pursuant to Section 6 of the Plan.

2.30 “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

2.31 “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may only be a nonqualified stock option.

2.32 “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term “Subsidiary” includes present and future Subsidiaries of the Company.

2.33 “Termination” or “Cessation” of employment shall be considered to occur on the date on which the Employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the Employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Employee continues to receive compensation from the Company or any of its Subsidiaries after such date. The following shall not be considered such a termination or cessation: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Employee or director.

SECTION 3

Administration

3.1 Power and Authority.    The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Employees, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2 Grants or Awards to Participants.    In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

3.3 Amendments or Modifications of Incentive Awards.    Subject to Section 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Incentive Award not already subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however, that such grant of new Incentive Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant and, provided further, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Awards to the same Participants.

3.4 Indemnification of Committee Members.    Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.4 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1 Number of Shares.    Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares available for Incentive Awards under the Plan shall be 1,000,000 shares of Common Stock; plus shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or that expire or terminate prior to the exercise or vesting of the Incentive Awards in full and shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards, whether previously owned or otherwise subject to such Incentive Awards. Not more than 500,000 shares of Common Stock may be issued under Incentive Awards that are not Stock Options. Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), and shares issued and otherwise reacquired by the Company.

4.2 Limitation Upon Incentive Awards.    No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.2 is to ensure that the Plan may provide Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

4.3 Adjustments.

(a) Stock Dividends and Distributions.    If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to outstanding Incentive Awards and available for issuance under the Plan, together with applicable exercise prices and base prices and the limitation provided in Section 4.2, shall be adjusted in such manner and at such time as shall be equitable under the circumstances. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b) Other Actions Affecting Common Stock.    If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

SECTION 5

Stock Options

5.1 Grant.    A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until such shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. Stock Options issued under the Plan shall be nonqualified stock options and shall not be considered incentive stock options as defined in Section 422(b) of the Code.

5.2 Stock Option Agreements.    Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3 Stock Option Exercise Price.    The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.4 Medium and Time of Payment.    The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock or other consideration substantially equivalent to cash. The Committee may require that only Mature Shares be used to pay the exercise price. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5 Limits on Exercisability.    Stock Options shall be exercisable for such periods, not to exceed 10 years and one day from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.6 Restrictions on Transferability.

(a) General.    Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

(b) Other Restrictions.    The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

5.7 Termination of Employment.    Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a) General.    If a Participant is no longer employed by the Company or its Subsidiary for any reason other than the Participant’s Retirement, death, Disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 months after such termination of employment, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination.

(b) Death.    If a Participant dies either while an Employee or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after such Participant’s death to the extent that the Participant was entitled to exercise the Stock Options on the date of death or termination, whichever first occurred, but not beyond the original term of the Stock Options.

(c) Disability.    If a Participant ceases to be employed by the Company or one of its Subsidiaries due to the Participant’s Disability, he or she may exercise his or her Stock Options in accordance with their terms for one year after he or she ceases to be employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d) Participant Retirement.    If a Participant ceases to be employed by the Company or one of its Subsidiaries due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms after such termination of employment unless such Stock Options earlier expire by their terms.

(e) Termination for Cause.    If a Participant’s employment is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted to him or her. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

Stock Appreciation Rights

6.1 Grant.    A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. An SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant. Other than as adjusted pursuant to Section 4.3, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

6.2 Exercise; Payment.    To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceeds the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment.

SECTION 7

Restricted Stock and Restricted Stock Units

7.1 Grant.    Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

7.2 Restricted Stock Agreements.    Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 7.

7.3 Vesting.    The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

7.4 Termination of Employment.    Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

(a) General.    If a Participant ceases to be an Employee during the Restricted Period for any reason other than death, Disability, Retirement or termination for cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

(b) Death, Retirement or Disability.    In the event a Participant terminates his or her employment with the Company because of death, Disability or Retirement during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period; provided, that if such Restricted Stock or Restricted Stock Units are subject to attainment of performance goals, then the restrictions shall not lapse until the end of the applicable performance period and then only after it is determined that the Company shall have attained such performance goals. All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

(c) Termination for Cause.    If a Participant’s employment is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

7.5 Restrictions on Transferability.

(a) General.    Unless the Committee otherwise consents or permits or unless the terms of the restricted stock or restricted stock unit agreement or grant provide otherwise: (i) neither shares of Restricted Stock nor Restricted Stock Units may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

(b) Other Restrictions.    The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock or issuable pursuant to Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

7.6 Legending of Restricted Stock.    In addition to any other legend that may be set forth on a Participant’s share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Chemical Financial Corporation Stock Incentive Plan of 2012 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.7 Rights as a Shareholder.    A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have no dividend or liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant. Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock or Restricted Stock Units shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

7.8 Voting Rights.    Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 8

Stock-Based Awards

8.1 Grant.    Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Notwithstanding the previous sentence, the shares of stock subject to Stock Awards shall be issued no later than the 15th day of the third month after the end of the calendar year in which the award is granted. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

8.2 Rights as a Shareholder.

(a) Stock Awards.    A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

(b) General.    With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

Change in Control

9.1 Acceleration of Vesting.    If a Change in Control of the Company occurs, then, unless the Committee or the Board otherwise determines and expressly states in the agreements governing one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options and Stock Appreciation Rights shall become vested and exercisable in full immediately prior to the effective time of a Change in Control and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options and Stock Appreciation Rights have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

9.2 Cash Payment for Stock Options and Stock Appreciation Rights.    If a Change in Control of the Company occurs, then the Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to and in lieu of some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the greater of (a) the highest sales price of the shares on NASDAQ on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options and/or the base price per share of such Stock Appreciation Rights. Upon a Participant’s receipt of such amount with respect to some or all of his or her Stock Options and/or Stock Appreciation Rights, the respective Stock Options and/or Stock Appreciation Rights shall be cancelled and may no longer be exercised by such Participant.

SECTION 10

Performance Measures

10.1 Performance Measures.    Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 10, the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be based shall be limited to the following Performance Measures:

(a)	Net income (before or after taxes, interest, depreciation, and/or amortization);

(b)	Net income per share;

(c)	Return on equity;

(d)	Cash earnings;

(e)	Cash earnings per share (reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);

(f)	Cash earnings return on equity;

(g)	Operating income;

(h)	Operating income per share;

(i)	Operating income return on equity;

(j)	Return on assets;

(k)	Cash flow;

(l)	Cash flow return on capital;

(m)	Return on capital;

(n)	Productivity ratios;

(o)	Share price (including without limitation growth measures, total shareholder return or comparison to indices);

(p)	Expense or cost levels;

(q)	Margins;

(r)	Operating efficiency;

(s)	Efficiency ratio;

(t)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;

(u)	Economic value added measurements;

(v)	Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;

(w)	Reduction of losses, loss ratios, expense ratios or fixed costs;

(x)	Employee turnover;

(y)	Specified objective social goals;

(z)	Noninterest income;

(aa)	Interest income;

(bb)	Net interest income;

(cc)	Deposit growth; and

(dd)	Loan growth.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

10.2 Evaluation of Performance.    The Committee may provide in any such Incentive Award that any evaluation of Performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, mergers, divestitures or accounting changes, (g) amortization of goodwill or other intangible assets, (h) discontinued operations, and (i) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

10.3 Committee Discretion.    In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

10.4 Adjustment of Performance-Based Compensation.    Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

10.5 Performance-Based Compensation Conditioned on Performance.    Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

10.6 Time of Determination of Performance Goals by Committee.    All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

10.7 Objective Standards.    Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period with respect to an Incentive Award intended to qualify as Performance-Based Compensation. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10.6.

SECTION 11

General Provisions

11.1 No Rights to Incentive Awards.    No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

11.2 Withholding.    The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

11.3 Compliance With Laws; Listing and Registration of Shares.    All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.4 No Limit on Other Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

11.5 No Right to Employment.    The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

11.6 No Liability of Company.    The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

11.7 Suspension of Rights under Incentive Awards.    The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment with the Company and its Subsidiaries is under consideration.

11.8 Governing Law.    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

11.9 Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

11.10 Compliance with 409A.    The Plan is intended to provide Incentive Awards that are exempt from Section 409A of the Code as either exempt equity awards under Treasury Regulation Section 1.409A-1(b)(5) or as exempt short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4), and is to be interpreted and operated consistently with those intentions. To the extent that the Committee determines that any Incentive Award granted hereunder is subject to Section 409A of the Code, the agreement evidencing such Incentive Award shall incorporate the terms and conditions necessary to avoid the tax consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and agreements shall be interpreted in accordance with Section 409A of the Code.

SECTION 12

Termination and Amendment

12.1 Board and Committee Actions.    The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights, (iii) increase the individual maximum limits in Section 4.2 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or other applicable NASDAQ rules, and provided further that the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code.

12.2 No Impairment.    Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 13

Effective Date and Duration of the Plan

The Plan shall take effect February 20, 2012, subject to approval by the shareholders at the 2012 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after February 19, 2022.

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 16, 2012.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/CHFC
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.
Please do not vote by more than one method. The last vote received will be your official vote. Do not return this proxy if you are voting by the Internet or by telephone.	There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Gary E. Anderson	☐	☐	06 - Michael T. Laethem	☐	☐	11 - Grace O. Shearer	☐	☐
02 - J. Daniel Bernson	☐	☐	07 - James B. Meyer	☐	☐	12 - Larry D. Stauffer	☐	☐
03 - Nancy Bowman	☐	☐	08 - Terence F. Moore	☐	☐	13 - Franklin C. Wheatlake	☐	☐
04 - James R. Fitterling	☐	☐	09 - Aloysius J. Oliver	☐	☐
05 - Thomas T. Huff	☐	☐	10 - David B. Ramaker	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐	3. Advisory approval of executive compensation.	☐	☐	☐

4. Approval of Chemical Financial Corporation Stock Incentive Plan of 2012.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B OF THIS CARD.

01F5SD

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Chemical Financial Corporation	+

This Proxy is Being Solicited on Behalf of the Board of Directors of the Corporation

for the Annual Meeting of Shareholders – April 16, 2012

The undersigned hereby appoints Gary E. Anderson, Terence F. Moore and David B. Ramaker, jointly and severally, proxies, with full power of substitution, to vote all the shares of capital stock of CHEMICAL FINANCIAL CORPORATION that the undersigned may be entitled to vote, including dividend reinvestment plan shares, if any, held of record by the undersigned on February 17, 2012, at the annual meeting of shareholders of Chemical Financial Corporation to be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 16, 2012, and at any adjournment of the meeting, on all matters that come before, and on all matters incident to the conduct of, the meeting and any and all adjournments of the meeting.

If this proxy is properly executed and returned, your shares will be voted as specified. Where a choice is not specified, the proxies will vote the shares represented by this proxy FOR election of all director nominees, FOR Proposals 2, 3 and 4, and in accordance with their discretion on any other matters that may come before or that are incident to the conduct of the meeting, including any vote to adjourn the meeting.

(Continued and to be signed on the reverse side.)

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

C	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B OF THIS CARD.	+